UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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RVL PHARMACEUTICALS PLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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400 Crossing Boulevard
Bridgewater, N.J. 08807, USA
April 25, 2022
Dear Shareholder:
We cordially invite you to attend our 2022 Annual General Meeting of Shareholders on Thursday, June 16, 2022, at 10:00 AM (Eastern Time), 3:00 PM (Irish time), to be held at 25-28 North Wall Quay, Dublin 1, Ireland.
The proxy statement accompanying this letter describes the business we will consider at the meeting. In particular, I wish to highlight that, at this year’s Annual General Meeting of Shareholders, we are seeking shareholder approval of a waiver of potential offer obligations under Rule 9 of the Irish Takeover Panel Act 1997, Takeover Rules 2013 (the “Irish Takeover Rules”) in connection with the acquisition by our largest shareholders and persons connected with such shareholders of our ordinary shares (Proposal 3), which is described in more detail in the proxy statement accompanying this letter.
Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the 2022 Annual General Meeting of Shareholders, we encourage you to consider the matters presented in the proxy statement accompanying this letter and vote as soon as possible. Instructions for Internet and telephone voting are attached to your proxy card. If you prefer, you can vote by mail by completing and signing your proxy card and returning it in the enclosed envelope.
We currently intend to hold our 2022 Annual General Meeting of Shareholders in person. However, we are continuing to actively monitor the coronavirus (“COVID-19”) pandemic and are sensitive to the public health and travel concerns our shareholders may have and the protocols that Irish or other governments have imposed. In the event it is not possible or advisable to hold our 2022 Annual General Meeting of Shareholders in person, we will announce alternative arrangements for the meeting as promptly as practicable. Any such change will be announced via press release, which will be filed as additional proxy materials with the Securities and Exchange Commission.
Shareholder contributions at the 2022 Annual General Meeting of Shareholders are valued, but shareholders are strongly encouraged to vote their shares by proxy as the preferred means of fully and safely exercising their rights. Personal attendance at the 2022 Annual General Meeting of Shareholders may present a health risk to shareholders and others. In particular, we advise that shareholders who are experiencing any COVID-19 symptoms or anyone who has been in contact with any person experiencing any COVID-19 symptoms should not attend the 2022 Annual General Meeting of Shareholders in person.
We may take additional procedures or limitations on meeting attendees, including limiting seating, requiring health screenings and other reasonable or required measures in order to enter the building.
Sincerely,

Brian Markison
Chief Executive Officer and Chairman of the Board of Directors

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take in relation to the proxy statement accompanying this Notice, and in particular in relation to Proposal 3, you are recommended to seek your own financial advice immediately from an independent financial adviser being, if you are resident in Ireland, an organization or firm authorized under the European Union (Markets in Financial Instruments) Regulations 2017 (S.I. No. 375/2017) or, if you are not so resident, from another appropriately authorized independent financial adviser.
RVL Pharmaceuticals plc
NOTICE OF 2022 ANNUAL GENERAL MEETING OF SHAREHOLDERS, INCLUDING PROPOSED APPROVAL OF A POTENTIAL ACQUISITION BY CONCERT PARTY OF ADDITIONAL NEW ORDINARY SHARES OF THE COMPANY, WITHOUT INCURRING A MANDATORY OFFER OBLIGATION UNDER RULE 9 OF THE IRISH TAKEOVER RULES
To be held on June 16, 2022
The 2022 Annual General Meeting of Shareholders (the “Annual Meeting”) of RVL Pharmaceuticals plc (the “Company” or “RVL”) will be held at 25-28 North Wall Quay, Dublin 1, Ireland, on Thursday, June 16, 2022, at 10:00 AM (Eastern Time), 3:00 PM (Irish time), for the following purposes as further described in the proxy statement accompanying this Notice:
1.
To elect, by separate resolutions, the seven directors specifically named in the proxy statement accompanying this Notice, each for a term extending until the conclusion of the Company’s next annual general meeting of shareholders;

2.
To ratify, in a non-binding advisory vote, the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2022, and to authorize, in a binding vote, the board of directors, acting through the audit committee, to set the independent registered public accounting firm’s remuneration;

3.
To approve the following resolutions, having regard to The Irish Takeover Panel Act 1997, Takeover Rules 2013 (the “Irish Takeover Rules”) and to the conditions attached by the Irish Takeover Panel to the grant of a waiver under Rule 9 of the Irish Takeover Rules as set out in its letter dated April 7, 2022 to A&L Goodbody LLP (as described on page 27 of the proxy statement accompanying this Notice):

(i)
the increase in the percentage of issued share capital of the Company held by the Concert Party (as defined on page 24 of the proxy statement accompanying this Notice) of up to 59.25% of the Enlarged Issued Share Capital (as defined on page 25 of the proxy statement accompanying this Notice) as a result of the acquisition by the Concert Party of up to 17,000,000 new ordinary shares in the capital of the Company be and is hereby approved on the basis that such increase will not result in the Concert Party or any member thereof becoming obliged to make an offer to the Company’s shareholders pursuant to Rule 9 of the Irish Takeover Rules; and

(ii)
the increase in the percentage of issued share capital of the Company held by the Altchem Shareholders (as defined on page 26 of the proxy statement accompanying this Notice) of up to 31.51% of the Enlarged Issued Share Capital as a result of the acquisition by the Altchem Shareholders of up to 8,000,000 new ordinary shares in the capital of the Company be and is hereby approved on the basis that such increase will not result in the Altchem Shareholders or any member thereof becoming obliged to make an offer to the Company’s shareholders pursuant to Rule 9 of the Irish Takeover Rules;

4.
To receive and consider the Company’s Irish Statutory Financial Statements for the fiscal year ended December 31, 2021 and the reports of the directors and auditors thereon, and to review the affairs of the Company; and

5.	To conduct any other business properly brought before the Annual Meeting.

Shareholders of record at the close of business on April 21, 2022 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof.
Proposals 1 and 2 above are ordinary resolutions requiring a simple majority of the votes cast at the Annual Meeting to be approved. All proposals are more fully described in the proxy statement accompanying this Notice.
Only Independent Shareholders are entitled to cast votes on Proposal 3. Independent Shareholders are all shareholders of the Company except the Avista Shareholders, the Altchem Shareholders, the Management Individuals (as defined in the proxy statement accompanying this Notice) and director Gregory L. Cowan. Proposal 3 is an ordinary resolution requiring a simple majority of the votes of Independent Shareholders cast at the Annual Meeting to be approved.
There is no requirement under Irish law that the Company’s Irish Statutory Financial Statements for the fiscal year ended December 31, 2021, or the reports of the directors’ and auditor’s thereon, be approved by the shareholders, and no such approval will be sought at the Annual Meeting.
If you wish to attend the Annual Meeting, you must be an RVL shareholder as of the close of business on April 21, 2022 or hold a valid proxy for the Annual Meeting from such a shareholder. If you were not a shareholder of record but hold shares through a bank, broker or other nominee, you may present a brokerage statement showing proof of your ownership of ordinary shares of RVL as of April 21, 2022. A shareholder entitled to attend and vote at the Annual Meeting is also entitled, using the proxy card provided, to appoint one or more proxies to attend, speak and vote on his or her behalf at the Annual Meeting. A proxy need not be a shareholder of record. All shareholders must also present a valid form of government-issued picture identification in order to attend. Please allow additional time for these procedures.
Bridgewater, N.J.	By Order of the Board of Directors

Christopher Klein
April 25, 2022	Secretary

i

RVL Pharmaceuticals plc
ANNUAL GENERAL MEETING OF SHAREHOLDERS
June 16, 2022
PROXY STATEMENT
The board of directors of RVL Pharmaceuticals plc (“RVL” or the “Company”) is soliciting your proxy for the 2022 Annual General Meeting of Shareholders (the “Annual Meeting”). Attendance in person or by proxy of a majority of the shares outstanding and entitled to vote at the meeting is required for a quorum for the Annual Meeting.
You may vote on the Internet, using the procedures and instructions described on the proxy card or a voting instruction card from your bank, broker or other nominee for the Annual Meeting. If you vote by Internet, your use of that system, and specifically the entry of your pin number or other unique identifier, will be deemed to constitute your appointment, in writing and under hand, and for all purposes of the Irish Companies Act of 2014 (the “Irish Companies Act”), of each of Brian Markison and/or Christopher Klein, and/or each of their duly appointed substitutes if applicable, as your proxy to vote your shares on your behalf in accordance with your Internet instructions.
In addition to voting on the Internet, you may vote by telephone using the toll-free telephone number contained on the proxy card or voting instruction card. If you vote by telephone, your use of that telephone system, and specifically the entry of your pin number or other unique identifier, will be deemed to constitute your appointment, in writing and under hand, and for all purposes of the Irish Companies Act, of each of Brian Markison and/or Christopher Klein, and/or each of their duly appointed substitutes if applicable, as your proxy to vote your shares on your behalf in accordance with your telephone instructions. You may also vote by mail by completing and returning a proxy card or voting instruction card. Both Internet and telephone voting provide easy-to-follow instructions and have procedures designed to authenticate your identity and permit you to confirm that your voting instructions are accurately reflected. With proper documentation, you may also vote in person at the Annual Meeting.
You may revoke your proxy at any time before it is voted by voting later by telephone or Internet, returning a later-dated proxy card or delivering a written revocation to the Secretary of RVL at 400 Crossing Boulevard, Bridgewater, N.J. 08807, USA. Your attendance at the Annual Meeting alone will not revoke your proxy.
Shareholders of record at the close of business on April 21, 2022 are entitled to vote at the Annual Meeting. Each of the 83,549,659 ordinary shares outstanding and held on the record date is entitled to one vote on Proposals 1 and 2. Each of the 41,006,299 ordinary shares held by Independent Shareholders outstanding on the record date is entitled to one vote on Proposal 3.
This proxy statement, the proxy card, and the Annual Report to Shareholders for the year ended December 31, 2021 on Form 10-K, filed with the Securities and Exchange Commission on March 30, 2022 (the “Annual Report”) are being first made available to shareholders on or about the date of the notice of the Annual Meeting. The Irish Statutory Financial Statements for the fiscal year ended December 31, 2021 and the reports of the directors’ and auditor’s thereon will be made available no later than May 24, 2022. Our registered office is at 25-28 North Wall Quay, Dublin 1, Ireland and our primary United States office is at 400 Crossing Boulevard, Bridgewater, N.J. 08807, USA.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 16, 2022: This proxy statement and Annual Report for the year ended December 31, 2021 are, and the Irish Statutory Financial Statements for the year ended December 31, 2021 and the reports of the directors’ and auditor’s thereon will be no later than May 24, 2022, available on our website at ir.rvlpharma.com. Additionally, you may access our proxy materials at www.proxyvote.com, a website that does not have “cookies” that identify visitors to the website.

PROPOSAL 1
ELECTION OF DIRECTORS
RVL has a board of directors currently consisting of seven directors with terms expiring at the Annual Meeting.
At each annual general meeting of shareholders, directors are elected for a term of one year extending until the next annual general meeting of shareholders and until their successors are duly elected and qualified. The persons named in the enclosed proxy will vote to elect Brian Markison, Joaquin Benes, David Burgstahler, Gregory L. Cowan, Michael DeBiasi, Sriram Venkataraman and Juan Vergez as directors unless the proxy is marked otherwise. Each of the director nominees has indicated a willingness to serve, if elected. However, if a nominee should be unable to serve, the ordinary shares represented by proxies may be voted for a substitute nominee designated by the board of directors. We have no reason to believe that any of the above-mentioned persons will be unable to serve if elected.
We seek director nominees who possess the highest personal and professional ethics, integrity and values and are committed to representing the long-term interests of the Company’s shareholders. Nominees should possess the requisite ability, judgment and experience to oversee the Company’s business, and should contribute to the overall diversity of the board of directors. Accordingly, the board of directors considers the qualifications of nominees individually and in the broader context of its overall composition and the Company’s current and future needs. Nominees are selected such that the composition of the board of directors adheres to the standards of independence promulgated by the Nasdaq Stock Market. Our nominees hold or have held senior executive positions and, in these positions, have also gained experience in core management skills and substantive areas relevant to our business. Our nominees also have experience serving on boards of directors and board committees of other companies, including public companies in some instances, and each of our nominees has an understanding of corporate governance practices and trends.
In addition, each of our director nominees has prior service on our board of directors, which has provided them with significant exposure to both our business and the industry in which we compete. We believe that each of our nominees possess the professional and personal qualifications necessary for board service, and we have highlighted particularly noteworthy attributes for each director in the individual biographies below.
Recommendation

Your Board of Directors recommends that you vote FOR the election of each of the nominees as director.

Brian Markison, age 62
Director since 2016
Brian Markison became a director and our Chief Executive Officer and Chairman of our board of directors in 2016. Mr. Markison has been a healthcare industry advisor to Avista Capital Partners since September 2012 and has more than 35 years of operational, marketing, commercial development and sales experience with international pharmaceutical companies. From July 2011 to July 2012, Mr. Markison served as the President and Chief Executive Officer and member of the board of directors of Fougera Pharmaceuticals Inc., a specialty pharmaceutical company in dermatology that was sold to Sandoz Ltd., the generics division of Novartis AG. Before leading Fougera, Mr. Markison was Chairman and Chief Executive Officer of King Pharmaceuticals, Inc., which he joined as Chief Operating Officer in March 2004. Mr. Markison was promoted to President and Chief Executive Officer later that year and elected Chairman in 2007. Prior to joining King Pharmaceuticals, Inc., Mr. Markison held various senior leadership positions at Bristol-Myers Squibb Company, including President of Oncology, Virology and Oncology Therapeutics Network; President of Neuroscience, Infectious Disease and Dermatology; and Senior Vice President, Operational Excellence and Productivity. Mr. Markison currently serves as Chairman of the board of Lantheus Holdings, Inc. and is on the board of directors of Cosette Pharmaceuticals, Inc., National Spine and Pain Centers, LLC and Braeburn Pharmaceuticals, Inc. Mr. Markison is also a Director of the College of New Jersey. Mr. Markison received a B.S. degree from Iona College. Mr. Markison is being nominated to serve on our board of directors because of his strong commercial and operational management background and extensive experience in the pharmaceutical industry.

Joaquin Benes, age 33, Independent
Director since 2020
Joaquin Benes became a director in 2020. Mr. Benes has been a director at Helix Equities Ltd. since January 2017, and he was previously a senior associate at CPP Investment Board from September 2015 until January 2017. Mr. Benes earned a Bachelor of Economics from Universidad de San Andres in October 2010 and an M.B.A. from Harvard Business School in May 2015. Mr. Benes is being nominated to serve on our board of directors because of his financial acumen and experience investing in a wide range of private and public companies.
David Burgstahler, age 53, Independent
Director since 2016
David Burgstahler became a director in 2016. Mr. Burgstahler is the Managing Partner and Chief Executive Officer of Avista Capital Partners. From 2017 to 2019, Mr. Burgstahler also served as the Chief Executive Officer of Avista Healthcare Public Acquisition Corp. Mr. Burgstahler was a founding partner of Avista Capital Partners in 2005, was named President in 2009, Co-Chief Executive Officer in 2018, and Chief Executive Officer in 2021. Prior to forming Avista Capital Partners, Mr. Burgstahler was a partner of DLJ Merchant Banking Partners. Mr. Burgstahler was at DLJ Investment Banking from 1995 to 1997 and at DLJ Merchant Banking Partners from 1997 to 2005. Prior to that, Mr. Burgstahler worked at Andersen Consulting (now known as Accenture plc) and McDonnell Douglas (now known as The Boeing Company). Mr. Burgstahler currently serves as a director of Cosette Pharmaceuticals, Inform Diagnostics, Inc., United BioSource Corporation, XIFIN, Inc. and Avista Public Acquisition Corp. II. Mr. Burgstahler also previously served on the board of directors of AngioDynamics, Inc., Arcadia Consumer Healthcare, Inc., Armored AutoGroup, Avista Healthcare Public Acquisition Corp., BioReliance Corp., ConvaTec Group, INC Research Holdings, Inc., Lantheus Holdings, Inc., MPI Research, Inc., Strategic Partners Inc., Visant, Warner Chilcott PLC and WideOpenWest, Inc. Mr. Burgstahler holds a B.S. in Aerospace Engineering from the University of Kansas and an M.B.A. from Harvard Business School. Mr. Burgstahler is being nominated to serve on our board of directors because of his extensive finance and management background, including over 20 years in banking and private equity finance, and his experience serving as a director for a diverse group of private and public companies.
Gregory L. Cowan, age 68, Independent
Director since 2019
Gregory L. Cowan became a director in 2019. Mr. Cowan previously served for one year as the Executive Vice President and Chief Financial Officer of Avantor, Inc. Mr. Cowan has also served for eight years as the Senior Vice President and Chief Financial Officer and five years as Corporate Controller of VWR Corporation, which was acquired by Avantor, Inc. in 2017. Prior to joining VWR Corporation, Mr. Cowan spent approximately five years at CDI Corporation, a professional services company, in various senior financial positions, most recently as Senior Vice President and Chief Accounting Officer. Prior to CDI Corporation, he was Vice President of Internal Audit at Crown Holdings, Inc. (formerly Crown Cork and Seal Company Inc.) for approximately eight years and a senior manager at PricewaterhouseCoopers LLC, where he served in various audit and consulting capacities for eleven years. Mr. Cowan currently serves as a director of Probo Medical, LLC, eMolecules, Inc. and Emtec, Inc., where he previously served as the chairman of its audit committee and member of its compensation committee, from 2009 to 2013. He graduated from Rutgers University with a degree in accounting and finance. Mr. Cowan is being nominated to serve on our board of directors because of his financial acumen, corporate governance expertise and experience growing businesses.
Michael DeBiasi, age 46, Independent
Director since 2019
Michael DeBiasi became a director in 2019. Since December 2018, Mr. DeBiasi has been the Chief Executive Officer and a director of Arcadia Consumer Healthcare, Inc. From October 2014 to November 2018, Mr. DeBiasi held positions of increasing responsibility at Bayer US, where he was most recently Vice President and General Manager — US Nutritionals and Digestive Health. Prior to that, Mr. DeBiasi held senior positions at Merck & Co, Inc. and Welch Foods. Mr. DeBiasi earned a B.S. in Chemical Engineering from the University of Notre Dame and an M.B.A. in Finance and Marketing from Northwestern University, Kellogg School of Business. Mr. DeBiasi is being nominated to serve on our board of directors because of his track record as a successful business leader and his extensive experience building effective commercial teams and implementing appropriate governance, compliance and quality systems and processes.

Sriram Venkataraman, age 49, Independent
Director since 2016
Sriram Venkataraman became a director in 2016. Mr. Venkataraman is a Partner of Avista Capital Partners, having joined in 2007. Prior to joining Avista Capital Partners, Mr. Venkataraman was a Vice President in the Healthcare Investment Banking group at Credit Suisse Group AG, where he worked from 2001 to 2007. Previously, Mr. Venkataraman worked at GE Healthcare (formerly known as GE Medical Systems) from 1996 to 1999. He currently serves as a director of Inform Diagnostics, Inc., National Spine & Pain Centers Holdings, LLC, Probo Medical, LLC, XIFIN, Inc., Cosette Pharmaceuticals, Inc., Solmetex, LLC and eMolecules, Inc., and previously served as a director of OptiNose, Inc., AngioDynamics, Inc., Lantheus Holdings, Inc. and Zest Anchors, Inc. Mr. Venkataraman holds an M.S. in Electrical Engineering from the University of Illinois, Urbana-Champaign and an M.B.A. from The Wharton School at the University of Pennsylvania. Mr. Venkataraman is being nominated to serve on our board of directors because of his experience in the healthcare industry, his strong finance and management background, and his experience serving as a director of private and public companies.
Juan Vergez, age 63, Independent
Director since 2016
Juan Vergez became a director in 2016. Mr. Vergez served as the President of Osmotica Argentina from November 2010 to May 2016 and as the New Business Director of Osmotica Argentina from May 2016 to December 2017. Mr. Vergez previously served as a director of Nutrifoods, S.A. Mr. Vergez is being nominated to serve on our board of directors due to his more than 40 years of experience in the pharmaceutical industry.

MANAGEMENT AND CORPORATE GOVERNANCE
Board Structure and Committee Composition
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee with the composition and responsibilities described below. Each committee operates under a written charter approved by the board of directors. The members of each committee are appointed by the board of directors and serve until their successors are elected and qualified, unless they are earlier removed or resign. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues. While each committee has designated responsibilities, the committees act on behalf of the entire board of directors. The committees regularly report on their activities to the entire board of directors.
Our board of directors held nine meetings in 2021. During 2021, each director attended at least 75% of the board of directors’ meetings and the total meetings held by all of the committees on which he served during the periods that he served.
The table below provides information about the membership of the audit, compensation and nominating and corporate governance committees during 2021:
Name	Audit	Compensation	Nominating and Corporate Governance
Brian Markison			X(1)
Joaquin Benes(2)
David Burgstahler		X*(3)	X*
Gregory L. Cowan	X*	X
Michael DeBiasi	X
Juan Vergez			X
Fred Weiss(4)	X	X	X
Number of meetings held during 2021	9	4	5
*	Chairperson
(1)	Mr. Markison stepped down from the nominating and corporate governance committee in March 2021.
(2)	Mr. Benes was appointed to the audit committee in January 2022.
(3)	Upon Mr. Weiss’ retirement from the board of directors, Mr. Burgstahler assumed his role as chairperson of the compensation committee.
(4)	Mr. Weiss retired from the board of directors, and each of its committees, in November 2021.
Audit Committee
Our audit committee is currently comprised of Mr. Benes, Mr. Cowan and Mr. DeBiasi, with Mr. Cowan serving as chairman of the committee. Our board of directors has determined that each member of our audit committee meets the independence requirements of Rule 10A-3 under the Securities Exchange Act, as amended (the “Exchange Act”), the applicable rules of the Nasdaq Stock Market and the Irish Companies Act. Our board of directors has also determined that Mr. Cowan is an “audit committee financial expert” within the meaning of the Securities and Exchange Commission (the “SEC”) regulations and has “competence in accounting or auditing” within the meaning of the Irish Companies Act. Our board of directors has adopted a written charter under which the audit committee operates. A copy of the audit committee charter is available on our website at ir.rvlpharma.com.
The audit committee’s primary duties and responsibilities are:
•
appointing, approving the compensation of and assessing the qualifications, performance and independence of our independent registered public accounting firm, and in particular the provision of additional services to each entity covered by the committee;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•
reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	monitoring the audit of our financial statements;
•	setting policies for our hiring of employees or former employees of our independent registered public accounting firm;
•
reviewing our significant risk exposures and assessing the steps that management has taken to monitor and control such exposures in support of the board of directors’ activities in overseeing the Company’s risk management and mitigation activities;

•	reviewing the adequacy of our internal control over financial reporting, including information system controls and security;
•	monitoring the effectiveness of our systems of internal control, internal audit and risk management for each entity covered by the committee;
•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•	reviewing and assessing the adequacy of the committee charter and submitting any changes to our board of directors for approval;
•	monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
•	preparing the audit committee report required by the rules of the SEC to be included in our annual proxy statement;
•	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions;
•	reviewing and discussing with management and our independent registered public accounting firm our earnings releases and related scripts; and
•
recommending, based upon the audit committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our annual report on Form 10-K.

Compensation Committee
Our compensation committee is currently composed of Mr. Burgstahler and Mr. Cowan, with Mr. Burgstahler serving as chairman of the committee. Until October 2021, we availed ourselves of the “controlled company” exception under the Nasdaq Stock Market rules and thereby operated without a compensation committee that was composed entirely of independent directors as defined under the Nasdaq Stock Market rules. Our board of directors has determined that Mr. Burgstahler and Mr. Cowan are “independent” as defined in the applicable rules of the Nasdaq Stock Market. Our board of directors has adopted a written charter under which the compensation committee operates. A copy of the compensation committee charter is available on our website at ir.rvlpharma.com.
The compensation committee’s primary duties and responsibilities are:
•
reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, the officers who report directly to the Chief Executive Officer and all officers who are “insiders” subject to Section 16 of the Exchange Act;

•
evaluating the performance of our Chief Executive Officer and such other officers in light of such corporate goals and objectives, and determining and approving or recommending to our board of directors for approval, the compensation of our Chief Executive Officer and such other officers;

•	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;

•
conducting the independence assessment outlined in the listing standards of the Nasdaq Stock Market with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;

•	annually reviewing and reassessing the adequacy of the committee charter and submitting any changes to our board of directors for approval;
•	reviewing and establishing our overall management compensation and our compensation philosophy and policy;
•	overseeing and administering our equity compensation and other compensatory plans;
•	reviewing and approving our equity and incentive policies and procedures for the grant of equity-based awards and approving the grant of such equity-based awards;
•	reviewing and making recommendations to our board of directors with respect to non-employee director compensation; and
•	producing a report, if required, on executive compensation to be included in our annual proxy statement or annual report on Form 10-K.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is currently composed of Mr. Burgstahler and Mr. Vergez, with Mr. Burgstahler serving as chairman of the committee. Our board of directors has determined that Mr. Burgstahler and Mr. Vergez are “independent” as defined in the applicable rules of the Nasdaq Stock Market. Our board of directors has adopted a written charter under which the nominating and corporate governance committee operates. A copy of the nominating and corporate governance committee charter is available on our website at ir.rvlpharma.com.
The nominating and corporate governance committee’s primary duties and responsibilities are:
•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by shareholders;
•	identifying individuals qualified to become members of our board of directors;
•	recommending to our board of directors the persons to be nominated for election as directors and to each of our board’s committees;
•	developing and recommending to our board of directors a set of corporate governance principles;
•	articulating to each director what is expected, including reference to the corporate governance principles and directors’ duties and responsibilities;
•	reviewing and recommending to our board of directors practices and policies with respect to directors;
•	reviewing and recommending to our board of directors the functions, duties and compositions of the committees of our board of directors;
•	reviewing and assessing the adequacy of the committee charter and submitting any changes to our board of directors for approval;
•	considering and reporting to our board of directors any questions of possible conflicts of interest of members of the board of directors;
•	providing for new director orientation and continuing education for existing directors on a periodic basis;
•	performing an evaluation of the performance of the committee; and
•	overseeing the evaluation of our board of directors.

Our Board’s Role in Risk Oversight
It is management’s responsibility to manage risk and bring to the board of directors’ attention risks that are material to RVL. The board of directors has oversight responsibility for the systems established to report and monitor the most significant risks applicable to RVL. The board of directors believes that evaluating the executive team’s management of the various risks confronting RVL is one of its most important areas of oversight.
In accordance with this responsibility, the board of directors administers its risk oversight role both directly and through its committee structure and the committees’ regular reports at board meetings. The board of directors reviews strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans, cybersecurity, major litigation and other matters that may present material risks to the Company’s operations, plans or prospects or to the Company’s reputation, acquisitions and divestitures and senior management succession planning. The audit committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, regulatory compliance and compliance with orders under the Electronic Communications Privacy Act and data security. The compensation committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements and has determined that the risks arising from our compensation practices are not reasonably likely to have a material adverse effect on the Company.
Corporate Governance
Board Independence. Following the completion of our public offering of ordinary shares in October 2021, we have not been a “controlled company” under the rules of the Nasdaq Stock Market. Once a company ceases to be a controlled company, the Nasdaq Stock Market rules require (with a phase-in period of one year) that the majority of the company’s board of directors be independent, and that the compensation and nominating and corporate governance committees be entirely independent.
Our board of directors evaluates any transactions and relationships between each director and director nominee and RVL and makes an affirmative determination whether or not such director or nominee is independent. Under our Corporate Governance Guidelines, as adopted by the board of directors (the “Corporate Governance Guidelines”), an “independent” director is one who meets the qualification requirements for being an independent director under applicable laws and the corporate governance listing standards of the Nasdaq Stock Market. Our board of directors also conducts reviews to identify any transactions and relationships between each non-management director or any member of his or her immediate family and RVL. The purpose of this review is to determine whether there were any such relationships or transactions and, if so, whether they were inconsistent with a determination that the director was independent. As a result of these evaluations and reviews, our board unanimously determined that all members of the board of directors, except for Mr. Markison, are independent under the governance and listing standards of the Nasdaq Stock Market. Accordingly, we are currently in compliance with all of the independence requirements applicable to us as a result of losing the controlled company exemption under the rules of the Nasdaq Stock Market.

Board Expertise and Diversity. We seek a board of directors that represents diversity as to experience, gender and ethnicity/race, but we do not have a formal policy with respect to diversity. We also seek a board of directors that reflects a range of talents, ages, skills, viewpoints, professional experience, educational background and expertise to provide sound and prudent guidance with respect to our operations and interests. All of our directors are financially literate, and one member of our audit committee is an audit committee financial expert. The below table sets forth certain diversity characteristics of our board of directors:
Board Diversity Matrix (as of April 21, 2022)
Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	—	6	—	1
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	1	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	—	4	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Demographic Background Undisclosed	1
Board Annual Performance Reviews. Our Corporate Governance Guidelines provide that the nominating and corporate governance committee is responsible for developing, subject to approval by the board of directors, a process for an annual evaluation of the board of directors and its committees, overseeing such evaluations and reporting the results to the board of directors. If the nominating and corporate governance committee so desires, it may be assisted by an outside consultant in developing such annual evaluation processes. In addition, the written charters of the audit committee, nominating and corporate governance committee and the compensation committee provide that each such committee shall evaluate its performance on an annual basis using criteria that it has developed and shall report to the board of directors on its findings.
Director Nominees. Under its charter, our nominating and corporate governance committee is responsible for recommending candidates to stand for election to the board of directors at the Company’s annual general meeting of shareholders and for recommending candidates to fill vacancies on the board of directors that may occur between annual general meetings of shareholders. The Corporate Governance Guidelines provide that director nominees should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company. Directors are expected to become and remain informed about the Company, its business and its industry and rigorously prepare for, attend and participate in all board of directors and applicable committee meetings. The nominating and corporate governance committee evaluates each individual in the context of the board of directors as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment using its diversity of experience. In addition, the committee considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical information contained under “Proposal 1 - Election of Directors.”
The nominating and corporate governance committee considers properly submitted recommendations for candidates to the board of directors from shareholders. Any shareholder may submit in writing a candidate for consideration for each annual general meeting of shareholders at which directors are to be elected by not more than one hundred twenty (120) calendar days nor less than ninety (90) calendar days before the first anniversary of the date that we released our proxy statement to shareholders in connection with the previous year’s annual general meeting. Any shareholder recommendations for consideration by the nominating and corporate governance committee should set forth as to each candidate (i) all information relating to such person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and, as to such shareholder submitting the nomination, (ii) all information required pursuant to Article 90.4 of our Articles of Association, including, but not limited to, the name and address of such shareholder and the number of ordinary shares owned by such shareholder. The shareholder should also be willing to provide such other information as the nominating and corporate governance committee may reasonably request. Recommendations should be sent to Christopher Klein, Secretary, RVL Pharmaceuticals plc, 400 Crossing Boulevard, Bridgewater, N.J. 08807, USA. The nominating and corporate governance committee evaluates candidates for the position of director recommended by shareholders or others in the same manner as candidates from other sources. The nominating and corporate governance committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.
Board Leadership Structure. Under our Corporate Governance Guidelines, our board of directors may select a chairperson of the board of directors at any time, who may also be an executive officer of the Company. In 2016, the board of directors appointed Brian Markison as Chief Executive Officer and chairman of the board of directors. Mr. Markison also has significant prior experience with international pharmaceutical companies. Given Mr. Markison’s extensive experience and deep knowledge of the Company and our industry, the board of directors believes that combining the chairman and Chief Executive Officer positions is currently the most effective leadership structure for RVL. As Chief Executive Officer, Mr. Markison is intimately involved in the day-to-day operations of the Company and is best positioned to lead the board of directors in setting the strategic focus and direction for the Company. The board of directors believes that the combination of the chairman and Chief Executive Officer roles, as well as the exercise of key board of directors’ oversight responsibilities by independent directors, provides an effective balance for the management of the Company in the best interest of our shareholders.
Policies Relating to Directors. We require directors who are also employees of the Company to offer to tender their resignation from the board of directors at the same time they cease to be employed by the Company and/or its subsidiaries for any reason. At this time, the Company has not adopted a mandatory retirement age for directors. We expect each of our directors to attend each annual general meeting of shareholders, and in 2021, all of our directors attended the annual general meeting of shareholders.
Code of Business Conduct and Ethics. We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our executive officers, and is designed to ensure that our business is conducted with integrity. Among other matters, the Code of Business Conduct and Ethics covers professional conduct, conflicts of interest, intellectual property and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. A copy of the Code of Business Conduct and Ethics is posted on our website, which is located at ir.rvlpharma.com/corporate-governance. We intend to disclose any future substantive amendments to, or waivers from, the Code of Business Conduct and Ethics within four business days of the waiver or amendment through a website posting or by the filing of a Current Report on Form 8-K with the SEC.
Communications with Directors. Shareholders and other interested parties may communicate directly with the board of directors or the independent directors as a group, or specified individual directors by writing to such individual or group c/o Office of the Secretary, RVL Pharmaceuticals plc, 400 Crossing Boulevard, Bridgewater, N.J. 08807, USA. The Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the board of directors.
Policy Against Hedging of Stock
Our insider trading policy prohibits our directors, officers and employees from entering into hedging transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, because such transactions may permit a director, officer or employee to continue to own securities obtained through our employee benefit plans or otherwise, but without the full risks and rewards of ownership.

Online Availability of Information. The current versions of our Code of Business Conduct and Ethics, Corporate Governance Guidelines, Compliance Program Overview and the charters for our audit, compensation and nominating and corporate governance committees are available on our website at: ir.rvlpharma.com/corporate-governance.
Transactions with Related Persons
The board of directors has adopted a related party transactions policy that governs the review and approval of related party transactions. Pursuant to this policy, if the Company wants to enter into a transaction with a related party or an affiliate of a related party, the audit committee will review the proposed transaction to determine, based on applicable rules of the Nasdaq Stock Market and the SEC, whether such transaction requires pre-approval by the audit committee or the board of directors. If pre-approval is required, the proposed transaction will be reviewed at the next regular or special meeting of the audit committee or the board of directors, as applicable. The Company may not enter into a related party transaction unless the audit committee has specifically confirmed in writing that either no further reviews are necessary or that all requisite corporate reviews have been obtained.
In the course of reviewing potential related person transactions, the board of directors considers the nature of the related person’s interest in the transaction; the presence of standard prices, rates or charges or terms otherwise consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for RVL entering into the transaction with the related person; the potential effect of the transaction on the status of a director as an independent, outside or disinterested director or committee member; and any other factors the board of directors may deem relevant. Our General Counsel is primarily responsible for the implementation of processes and procedures for screening potential related party transactions and providing information to the board of directors.
Shareholders’ Agreement
On October 17, 2018, in connection with our initial public offering (“IPO”), we entered into a shareholders’ agreement with certain affiliates of Avista Capital Partners (“Avista”) and of Altchem Limited (“Altchem” and each of Altchem and Avista, a “Sponsor”). The shareholders’ agreement provides, among other things, that:
•
for so long as Avista or Altchem, as applicable, owns at least 20% of our issued and outstanding ordinary shares, such Sponsor will be entitled to designate two individuals for nomination to serve on our board of directors; and

•
when Avista or Altchem, as applicable, own less than 20% but at least 10% of our issued and outstanding ordinary shares, such Sponsor will be entitled to designate one individual for nomination to serve on our board of directors.

Avista has designated David Burgstahler and Sriram Venkataraman as its nominees, and Altchem has designated Joaquin Benes and Juan Vergez as its nominees. We are required to take all necessary actions to maintain the composition of our board of directors as set forth above. Pursuant to the terms of the shareholders’ agreement and in proportion to the aforementioned board nomination rights, Avista and Altchem also have the right to designate members of our audit and compensation committees.
In addition, pursuant to the shareholders’ agreement, Avista and Altchem have the right to demand that we register any ordinary shares held by them, subject to certain terms and conditions, including a minimum expected aggregate gross proceeds threshold of $25.0 million. Avista and Altchem have the right, which they exercised in January 2020, to require us to file a registration statement on Form S-3 with the SEC. Accordingly, we filed a registration statement on Form S-3 in January 2020 to register for resale the shares held by Avista, Altchem and certain of their respective affiliates. Avista and Altchem also have piggyback registration rights, such that, if we propose to register any of our shares, we are generally required to include shares that Avista and Altchem request to be included in such registration statement. We will be responsible for all registration expenses, other than underwriting discounts which will be borne by Avista or Altchem on a pro rata basis.
In November 2020, we entered into an amendment to the shareholders’ agreement with certain affiliates of Avista and Altchem pursuant to which Orbit Co-Invest I LLC was removed as a party to the shareholders’ agreement.

Compensation to Ben Markison
Ben Markison, son of Brian Markison, our Chief Executive Officer, serves as Director, Supply Chain at RVL Pharmaceuticals, Inc. For the year ended December 31, 2021, Mr. Ben Markison was paid approximately $150,000.
Equity Compensation Plan Information (As of December 31, 2021)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted- average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	7,049,121	$6.16	5,084,858
Equity compensation plans not approved by security holders	—	—	—
TOTAL	7,049,121	$6.16	5,084,858
(1)
Consists of 2,514,410 ordinary shares issuable upon exercise of outstanding options under the Amended and Restated RVL Pharmaceuticals plc 2016 Equity Incentive Plan and 3,182,436 ordinary shares issuable upon exercise of outstanding options and 1,352,275 ordinary shares issuable upon vesting of outstanding restricted stock units under the RVL Pharmaceuticals plc Amended and Restated 2018 Incentive Plan.

(2)
The weighted-average exercise price takes into account 1,352,275 ordinary shares under the RVL Pharmaceuticals plc Amended and Restated 2018 Incentive Plan issuable upon vesting of outstanding restricted stock units, which have no exercise price. The weighted average exercise price solely with respect to all stock options outstanding under the approved plans is $7.63.

(3)
Consists of 3,663,195 ordinary shares remaining available for issuance under the RVL Pharmaceuticals plc Amended and Restated 2018 Incentive Plan and 1,421,663 ordinary shares remaining available for issuance under the RVL Pharmaceuticals plc 2018 Employee Share Purchase Plan, 129,258 ordinary shares of which were issued on January 3, 2022. No further awards will be granted under the Amended and Restated RVL Pharmaceuticals plc 2016 Equity Incentive Plan.

Share Ownership Information
The following table sets forth information regarding the beneficial ownership of our ordinary shares as of March 31, 2022 by (i) such persons known to us to be beneficial owners of more than 5% of our ordinary shares, (ii) each director, director nominee and named executive officer and (iii) all directors and executive officers as a group. The percentages listed below are based on 83,515,411 ordinary shares outstanding as of March 31, 2022. In computing the number of ordinary shares beneficially owned by an individual or entity and the percentage ownership of that person, ordinary shares subject to options or other rights held by such person that are currently exercisable or that will become exercisable within sixty (60) calendar days of March 31, 2022 are considered outstanding, although these ordinary shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise noted, the address for each individual is c/o RVL Pharmaceuticals plc, 400 Crossing Boulevard, Bridgewater, N.J. 08807, USA.
Name	Number of shares(1)	Percentage
Beneficial holders of 5% or more of our outstanding ordinary shares:
Altchem Limited and Affiliate(1)	23,667,540	28.34%
Investment funds affiliated with Avista Capital Partners(2)	16,763,859	20.07%
Shareholders affiliated with Athyrium Opportunities IV Acquisition 2 LP(3)	8,343,189	9.99%

Name	Number of shares(1)	Percentage
Directors and named executive officers:
Brian Markison(4)	2,773,294	3.27%
Joaquin Benes(5)	—	—
David Burgstahler(6)	—	—
Gregory L. Cowan	57,551	*
Michael DeBiasi	—	—
Sriram Venkataraman(6)	—	—
Juan Vergez(5)	—	—
James Schaub(7)	761,803	*
Christopher Klein(8)	311,106	*
All Directors and Executive Officers as a Group (11 persons)(9)	4,333,476	5.19%
*	Indicates less than 1%
(1)
The shares included in the table above consist of 22,485,297 ordinary shares held by Altchem Limited and 1,182,243 ordinary shares held by Orbit Co-Invest A-1 LLC. Altchem Limited serves as the Manager of Orbit Co-Invest A-1 LLC. As a result, Altchem Limited may be deemed to share beneficial ownership of the ordinary shares held by Orbit Co-Invest A-1 LLC. Voting and disposition decisions with respect to ordinary shares beneficially owned by Altchem Limited are made by the foundation council of Harsaul Foundation, a foundation organized in Panama, in its absolute discretion. As a result, Harsaul Foundation may be deemed to share beneficial ownership of the ordinary shares held by each of Altchem Limited and Orbit Co-Invest A-1 LLC. The address for Altchem Limited is Karaiskaki, 6, City House, 3032, Limasol, Cyprus. The mailing address for Orbit Co-Invest A-1 LLC is 885 Third Avenue, 17th Floor, New York, N.Y. 10022, USA. The registered address for Harsaul Foundation is Ave. Samuel Lewis and 54 Street, Panama, Republic of Panama.

(2)
The shares included in the table above consist of 15,730,864 ordinary shares held by Avista Healthcare Partners, L.P. and 1,032,995 ordinary shares held by Orbit Co-Invest III LLC, which we collectively refer to as the Avista Funds. Avista Healthcare Partners GP, Ltd., or AHP GP, serves as the general partner of Avista Healthcare Partners, L.P., and Avista Capital Partners III GP, L.P., or ACP GP, serves as the Manager of Orbit Co-Invest III LLC. By virtue of the relationships described above, AHP GP may be deemed to share beneficial ownership of the ordinary shares held by Avista Healthcare Partners, L.P. and ACP GP may be deemed to share beneficial ownership of the ordinary shares held by Orbit Co-Invest III LLC. Voting and disposition decisions at each of AHP GP and ACP GP with respect to the ordinary shares held by the applicable Avista Funds are made by an investment committee, the members of which include David Burgstahler and Sriram Venkataraman, each of whom is a member of our board of directors. Each of the members of each investment committee disclaims beneficial ownership of the ordinary shares held by such Avista Funds. The address for each of these entities is 65 East 55th Street, 18th Floor, New York, N.Y. 10022, USA.

(3)
As reported in a Schedule 13G filed on October 22, 2021, shareholders affiliated with Athyrium Opportunities IV Acquisition 2 LP, including Athyrium Opportunities Associates IV LP, Athyrium Opportunities Associates IV GP LLC, Athyrium Funds GP Holdings LLC and Jeffrey A. Ferrell, beneficially own 8,148,832 ordinary shares and 2,000,000 warrants to purchase ordinary shares. The warrants held by the shareholders affiliated with Athyrium Opportunities IV Acquisition 2 LP are subject to a limitation pursuant to which the shareholders affiliated with Athyrium Opportunities IV Acquisition 2 LP may not exercise the warrants if such exercise would cause the shareholders affiliated with Athyrium Opportunities IV Acquisition 2 LP to beneficially own ordinary shares in an amount exceeding the “Beneficial Ownership Limitation” then in effect. The Beneficial Ownership Limitation is subject to adjustment upon sixty-one (61) calendar days’ notice by the holder of the warrants to the Company and, as of March 31, 2022, was 9.99% of the outstanding ordinary shares. As a result, only 194,357 of the 2,000,000 ordinary shares underlying the warrants are deemed to be beneficially owned by the shareholders affiliated with Athyrium Opportunities IV Acquisition 2 LP.

(4)	Includes 1,285,052 ordinary shares that may be acquired by Mr. Markison upon the exercise of outstanding options exercisable within sixty (60) calendar days of March 31, 2022.
(5)	Excludes the ordinary shares held by Altchem Limited and Orbit Co-Invest A-1 LLC. See footnote 2 above.
(6)	Excludes the ordinary shares held by the Avista Funds. See footnote 1 above.
(7)
Includes 428,350 ordinary shares that may be acquired by Mr. Schaub upon the exercise of outstanding options exercisable within sixty (60) calendar days of March 31, 2022 and 18,313 ordinary shares that may be acquired by Mr. Schaub upon the vesting of outstanding restricted stock units that vest within sixty (60) calendar days of March 31, 2022.

(8)
Includes 171,340 ordinary shares that may be acquired by Mr. Klein upon the exercise of outstanding options exercisable within sixty (60) calendar days of March 31, 2022 and 17,887 ordinary shares that may be acquired by Mr. Klein upon the vesting of outstanding restricted stock units that vest within sixty (60) calendar days of March 31, 2022.

(9)
Includes 2,270,256 ordinary shares that may be acquired by executive officers upon exercise of outstanding options exercisable within sixty (60) calendar days of March 31, 2022 and 71,974 ordinary shares that may be acquired by executive officers upon vesting of outstanding restricted stock units that vest within sixty (60) calendar days of March 31, 2022. Excludes the ordinary shares held by the Avista Funds, Altchem Limited and Orbit Co-Invest A-1 LLC. See footnotes 1 and 2 above.

EXECUTIVE AND DIRECTOR COMPENSATION
This section provides an overview of the compensation awarded to, earned by or paid to our principal executive officer and our next two most highly compensated executive officers in respect of their service to us for the year ended December 31, 2021. We refer to our principal executive officer and these other two executive officers as our named executive officers. Our named executive officers are:
•	Brian Markison, our President and Chief Executive Officer;
•	James Schaub, our Executive Vice President and Chief Operating Officer; and
•	Christopher Klein, our General Counsel and Secretary.
Summary Compensation Table
The following table sets forth the compensation awarded to, earned by or paid to our named executive officers in respect of their service to us for the years ended December 31, 2021 and December 31, 2020.
Name and principal position	Year	Salary ($)(1)	Bonus ($)(2)	Stock awards ($)(3)	Option awards ($)(4)	Nonequity incentive plan compensation ($)(5)	All other compensation ($)(6)	Total ($)
Brian Markison President and Chief Executive Officer	2021	664,615	—	—	768,750	—	—	1,433,365
	2020	715,923	—	2,427,930	—	690,000	—	3,833,853
James Schaub EVP and Chief Operating Officer	2021	418,462	90,000	—	312,268	—	11,506	832,236
	2020	446,539	—	670,265	—	215,000	6,760	1,338,564
Christopher Klein General Counsel & Secretary	2021	410,000	90,000	—	312,268	—	11,600	823,868
	2020	436,154	—	654,683	—	210,000	7,108	1,307,945
(1)
Amount shown in this column for Mr. Markison for 2021 includes director fees for his service on our board of directors during 2021 ($16,000) and his base salary as our President and Chief Executive Officer ($648,615). Amount shown in this column for Mr. Markison for 2020 includes director fees for his service on our board of directors during 2020 ($16,000) and his base salary as our President and Chief Executive Officer ($699,923).

(2)
Amounts shown in this column for Messrs. Schaub and Klein represent discretionary bonuses awarded by our compensation committee in respect of key Company achievements during 2021, described below under “2021 Base Salary and Annual Bonus.”

(3)
Amounts shown in this column represent the aggregate grant date fair value of time-based and performance-based restricted stock units granted to our named executive officers in 2020, computed in accordance with Financial Accounting Standards Board – Accounting Standards Codification 718, Stock Compensation (“ASC Topic 718”), excluding the effect of estimated forfeitures. The assumptions used to value the restricted stock units for this purpose are set forth in Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. The grant date fair value of the performance-based restricted stock units granted in 2020 is reported based on the probable outcome of the performance conditions (target) on the grant date. Assuming performance at maximum payout level, the grant date fair value of the performance-based restricted stock units granted in 2020 was: Mr. Markison, $1,899,108; Mr. Schaub, $538,410; and Mr. Klein, $525,893. During 2021, in connection with the Divestiture (as defined below), the performance-based restricted stock units granted to our named executive officers in 2020 became eligible to be earned based on actual achievement of the performance objectives associated with such awards through the date of the Divestiture. These performance-based restricted stock units were automatically forfeited because the performance objectives associated with them were not achieved at the time of the Divestiture.

(4)
Amounts shown in this column represent the aggregate grant date fair value of options to purchase our ordinary shares granted to our named executive officers in 2021, computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used to value the options for this purpose are set forth in Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(5)
Amounts shown in this column for 2020 represent each named executive officer’s annual bonus earned with respect to 2020 under the Company’s 2018 Annual Cash Incentive Plan based on corporate and individual performance goals.

(6)	Amounts shown in this column for Messrs. Schaub and Klein for 2021 and 2020 represent 401(k) plan company matching contributions.
Overview
Our executive compensation program is designed to attract, retain and reward key employees, to incentivize them based on corporate achievements during a period of transition and growth for the Company, and to align their interests with the interests of our shareholders. Our Chief Executive Officer makes recommendations to our compensation committee about the compensation of his direct reports, including the named executive officers (other than himself) and our compensation committee is responsible for determining the compensation of our executive officers, other than our Chief Executive Officer. Our compensation committee makes recommendations with respect to our Chief Executive Officer’s compensation to our board of directors.
Our compensation committee has engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent compensation consulting firm, to assist in evaluating the Company’s executive and director compensation practices, including program design, identification of an appropriate peer group for compensation comparison purposes and providing pay benchmarking data. Prior to engaging Pearl Meyer, and annually thereafter, our compensation committee has assessed the independence of Pearl Meyer from our executive officers and the members of our board of directors and, on the basis of that assessment and taking into consideration the independence factors that are required to be considered under applicable stock exchange rules, determined that no relationships exist that would create a conflict of interest or that would compromise Pearl Meyer’s independence.
2021 Base Salary and Annual Bonus
The employment agreement with each named executive officer, described below, established a base salary for such officer, which is subject to discretionary increase (for Mr. Markison) or change (for Messrs. Schaub and Klein). Each of our named executive officers is paid a base salary reflecting his skill set, experience, performance, role and responsibilities. Each named executive officer’s base salary for January 1, 2021 to November 4, 2021 was: Mr. Markison, $690,000; Mr. Schaub, $430,000; and Mr. Klein, $420,000. Effective November 5, 2021, in light of an updated peer group review and executive compensation assessment of the Company by Pearl Meyer after the Company’s business transition and reprioritization in connection with the divestiture of our portfolio of branded and non-promoted products and our Marietta, Georgia manufacturing facility (the “Divestiture”), each named executive officer’s base salary was decreased as follows: Mr. Markison, $525,000; Mr. Schaub, $355,000; and Mr. Klein, $355,000.
As described below, each named executive officer has a target annual bonus opportunity based on his base salary earned with respect to the applicable year, as set forth in his employment agreement. In November 2021, in connection with our review of executive compensation in light of an updated peer group review and executive compensation assessment of the Company by Pearl Meyer, each named executive officer’s target annual bonus for 2021 was retroactively decreased as follows: Mr. Markison, from 100% to 60% of his adjusted annual base salary; and each of Messrs. Schaub and Klein, from 50% to 40% of his adjusted annual base salary. Further, due to the changing nature of the Company’s business priorities during 2021, our compensation committee did not establish specified performance criteria for 2021 annual bonuses. Following the end of 2021, our compensation committee reviewed the Company’s key 2021 achievements, including the completion of the Divestiture, the completion of a Company debt refinancing and a follow-on equity offering, and the accomplishment of critical activities in support of the UPNEEQ commercial launch and expansion, and awarded discretionary bonuses of $90,000 to each of Messrs. Schaub and Klein, which represents approximately 63% of each’s executive’s adjusted target bonus for 2021. Notwithstanding Mr. Markison’s substantial individual contributions to the Company in 2021, in light of overall Company performance, he was not awarded an annual bonus in respect of service during 2021.
Agreements with Our Named Executive Officers
Each of our named executive officers is party to an employment agreement with one of our subsidiaries that sets forth the terms and conditions of his employment with us. Each such agreement provides for “at will” employment. Each agreement contains nondisclosure, nonsolicitation, noncompetition and assignment of intellectual property and other obligations by which the executive is bound. The terms “cause,” “good reason” and “change in control” referred to below are defined in each named executive officer’s employment agreement. In addition, Mr. Markison is party to a letter of appointment with us that sets forth the terms and conditions of his membership on our board of directors. The material terms of employment agreements with each of our named executive officers and Mr. Markison’s letter of appointment are described below.
Mr. Markison. We entered into an employment agreement with Mr. Markison on December 3, 2015, which was most recently amended by a letter agreement on November 5, 2021 in connection with the executive compensation changes described above, that provides for a fixed base salary level, subject to discretionary increase, and a target annual bonus equal to 100% of his annual base salary (which was subsequently amended to

60% in November 2021 in connection with the executive compensation changes described above), with the actual amount of the bonus earned based on the achievement of performance objectives. Mr. Markison is eligible to participate in our benefit plans, as in effect from time to time.
In addition, pursuant to a letter of appointment with Mr. Markison, effective as of January 1, 2019, in respect of his service on our board of directors for 2021, $16,000 of Mr. Markison’s base salary was paid in respect of his service as a director. In addition, Mr. Markison is entitled to receive reimbursement for reasonable expenses incurred in connection with his duties as a director.
Mr. Schaub. We entered into an employment agreement with Mr. Schaub on December 16, 2013 that provides for a fixed base salary level, subject to discretionary adjustments and which has subsequently been adjusted, and a target annual bonus equal to 50% of his annual base salary (which was decreased to 40% in November 2021 in connection with the executive compensation changes described above), with the actual amount of the bonus earned based on the achievement of performance objectives. Mr. Schaub is eligible to participate in our benefit plans, as in effect from time to time.
Mr. Klein. We entered into an employment agreement with Mr. Klein on December 16, 2013 that provides for a fixed base salary level, subject to discretionary adjustments and which has subsequently been adjusted, and a target annual bonus equal to 50% of his annual base salary (which was decreased to 40% in November 2021 in connection with the executive compensation changes described above), with the actual amount of the bonus earned based on the achievement of performance objectives. Mr. Klein is eligible to participate in our benefit plans, as in effect from time to time.
Termination of Employment Without Cause or for Good Reason. If Mr. Markison’s employment is terminated by us without cause or by him for good reason, he will be entitled to receive (i) a lump sum amount equal to his annual base salary, (ii) a lump sum amount equal to his full target bonus for the year of termination and (iii) a lump sum amount equal to any earned, but unpaid, annual bonus for the year prior to the year of termination. In addition, if Mr. Markison elects to receive COBRA health care continuation coverage, we will pay a portion of his monthly COBRA premiums for 24 months following the date of termination in an amount equal to the employer portion of applicable group medical and dental premiums as in effect on the date of termination.
Pursuant to our employment agreement with each of Mr. Schaub and Mr. Klein, if the executive’s employment is terminated by us without cause or by the executive for good reason, he will be entitled to receive (i) an amount equal to his monthly base salary, payable for 12 months following termination in accordance with our payroll schedule, (ii) a lump sum amount equal to any earned, but unpaid, annual bonus for the year prior to the year of termination, paid at the same time annual bonuses are paid to employees generally, and (iii) a pro rata annual bonus for the year of termination, based on actual performance and paid at the same time annual bonuses are paid to employees generally. In addition, if the executive elects to receive COBRA health care continuation coverage, we will pay his monthly COBRA premiums for up to 12 months following the date of termination.
Termination of Employment by Reason of Death or Disability. Pursuant to our employment agreement with each of Messrs. Markison, Schaub and Klein, if the executive’s employment is terminated by reason of his death or disability, he will be entitled to receive (i) a lump sum amount equal to any earned, but unpaid, annual bonus for the year prior to the year of termination, paid at the same time annual bonuses are paid to employees generally, and (ii) a pro rata annual bonus for the year of termination, based on actual performance and paid at the same time annual bonuses are paid to employees generally.
Termination of Employment Without Cause or for Good Reason Following a Change in Control. If Mr. Markison’s employment is terminated by us without cause or by him for good reason, in either case, within 12 months following a change in control, in lieu of the benefits described above, Mr. Markison will be entitled to receive (i) a lump sum amount equal to the greater of his annual base salary on the date of termination or the day immediately prior to the change in control, (ii) a lump sum amount equal to the greater of his target annual bonus for the year of termination or for the year in which the change in control occurs and (iii) a lump sum amount equal to any earned, but unpaid, annual bonus for the year prior to the year of termination. In addition, if Mr. Markison elects to receive COBRA health care continuation coverage, we will pay a portion of his monthly COBRA premiums for 24 months following the date of termination in an amount equal to the employer portion of applicable group medical and dental premiums as in effect on the date of termination.

Neither Mr. Schaub nor Mr. Klein is entitled to any enhanced severance benefits in connection with a termination of the executive’s employment by us without cause or by the executive for good reason following a change in control.
Severance Subject to Release of Claims. Our obligation to provide an executive with severance payments and other benefits under the executive’s employment agreement is conditioned on the executive signing (and not subsequently revoking) an effective release of claims in favor of us.
Equity Awards. Outstanding restricted stock units granted to our named executive officers in 2019 and 2020 will become fully vested if the named executive officer’s employment is terminated by us without cause or by the named executive officer for good reason, in either case on or within 18 months following the Divestiture. In addition, in connection with a change in control occurring after the Divestiture, options to purchase our ordinary shares granted to our named executive officers in 2021 will become fully vested and exercisable if they are not assumed or substituted for by the acquirer or if the named executive officer’s employment is terminated by us without cause or by the named executive officer for good reason, in either case on or within 18 months following the change in control.
Employee Benefits Plans
We currently provide broad-based health and welfare benefits that are available to all of our employees, including our named executive officers, including medical, dental, vision, life and disability insurance. In addition, we maintain a 401(k) plan, under which eligible employees may elect to defer their current eligible compensation, subject to the limits imposed by the Internal Revenue Code. The 401(k) plan also provides that we will make company matching contributions equal to 100% of each employee’s elective deferrals up to 3% of base salary, plus 50% of each employee’s elective deferrals between 3% and 5% of base salary. Other than the 401(k) plan, we do not provide any qualified or non-qualified retirement or deferred compensation benefits to our employees, including our named executive officers.
Equity-Based Compensation
In 2021, our compensation committee determined to grant stock options to employees of the Company, including our named executive officers. We consider stock options to be performance-based compensation because they serve to align the interests of our named executive officers with our shareholders’ interests as value is created only when the value of our ordinary shares appreciates after the grant. On November 4, 2021, each of Messrs. Markison, Schaub and Klein was granted an option to purchase 615,000, 249,814 and 249,814 of our ordinary shares, respectively. Each option vests as to 25% of the ordinary shares underlying the option on November 4, 2022 and as to the remaining 75% of the ordinary shares underlying the option in 36 monthly installments thereafter, generally subject to the executive’s continued employment with us through the applicable vesting date.
In connection with the Divestiture, options granted to our named executive officers prior to our initial public offering in October 2018 became fully vested and exercisable, and the performance-based restricted stock units granted to our named executive officers in 2020 became eligible to be earned based on actual achievement of the performance objectives associated with such awards through the date of the change in control. These performance-based restricted stock units were automatically forfeited because the performance objectives associated with them were not achieved at the time of the Divestiture.

Outstanding Equity Awards at Year-End Table
The following table sets forth information concerning the outstanding equity awards held by each of our named executive officers as of December 31, 2021.
	Option Awards			Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($/share)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)
Brian Markison	1,285,052	—	14.95	5/5/2026(2)	—	—
	—	615,000	1.80	11/4/2031(3)	—	—
	—	—	—	—	387,991(4)	419,030
	—	—	—	—	249,787(5)	269,770
James Schaub	428,350	—	14.95	5/5/2026(6)	—	—
	—	249,814	1.80	11/4/2031(7)	—
	—	—	—	—	52,425(8)	56,619
	—	—	—	—	54,940(9)	59,335
	—	—	—	—	—
Christopher Klein	171,340	—	14.95	5/5/2026(10)	—	—
	—	249,814	1.80	11/4/2031(7)	—
	—	—	—	—	52,425(8)	56,619
	—	—	—	—	53,663(11)	57,956
(1)
Amounts in this column determined based on the fair market value of our ordinary shares of $1.08 per share, which was the closing price of an ordinary share on December 31, 2021 as reported on the Nasdaq Global Select Market.

(2)
Represents an option to purchase 30,000 common units granted on May 5, 2016, as adjusted to reflect a conversion into an option to purchase our ordinary shares in connection with a reorganization undertaken prior to our initial public offering. Fifty percent of the award vested as follows: 25% of the shares underlying the award vested on each of February 3, 2017, February 3, 2018, February 3, 2019 and February 3, 2020. The remaining 50% of the shares underlying the award vested on each anniversary of our initial public offering as follows: 25% of the shares underlying the award vested on each of October 18, 2019 and October 18, 2020, and the remainder of the shares underlying the award vested in connection with the Divestiture.

(3)
Represents an option to purchase 615,000 of our ordinary shares, which vests as to 25% of the shares underlying the option on November 4, 2022 and as to the remaining 75% of the shares underlying the option in 36 monthly installments thereafter, generally subject to Mr. Markison’s continued employment with us through the applicable vesting date.

(4)
Represents 387,991 restricted stock units granted on February 25, 2019, which vest as to 100% of the shares underlying the award on February 25, 2024, generally subject to Mr. Markison’s continued employment with us through the applicable vesting date.

(5)
Represents 249,787 restricted stock units granted on May 20, 2020, which vest as to 100% of the shares underlying the award on May 20, 2025, generally subject to Mr. Markison’s continued employment with us through the applicable vesting date.

(6)
Represents an option to purchase 10,000 common units granted on May 5, 2016, as adjusted to reflect the conversion into an option to purchase our ordinary shares in connection with a reorganization undertaken prior to our initial public offering. Fifty percent of the award vested as follows: 25% of the shares underlying the award vested on each of February 3, 2017, February 3, 2018, February 3, 2019 and February 3, 2020. The remaining 50% of the shares underlying the award vested on each anniversary of our initial public offering as follows: 25% of the shares underlying the award vested on each of October 18, 2019 and October 18, 2020, and the remainder of the shares underlying the award vested in connection with the Divestiture.

(7)
Represents an option to purchase 249,814 of our ordinary shares, which vests as to 25% of the shares underlying the option on November 4, 2022 and as to the remaining 75% of the shares underlying the option in 36 monthly installments thereafter, generally subject to the executive’s continued employment with us through the applicable vesting date.

(8)
Represents 104,849 restricted stock units granted on January 24, 2019, which vested as to 25% of the shares underlying the award on each of January 24, 2020, January 24, 2021 and January 24, 2022 and vest as to 25% shares underlying the award on January 24, 2023, generally subject to the executive’s continued employment with us through the applicable vesting date.

(9)
Represents 73,253 restricted stock units granted on May 18, 2020, which vested as to 25% of the shares underlying the award on May 18, 2021 and vest as to 25% of the shares underlying the award on each of May 18, 2022, May 18, 2023 and May 18, 2024, generally subject to Mr. Schaub’s continued employment with us through the applicable vesting date.

(10)
Represents an option to purchase 4,000 common units granted on May 5, 2016, as adjusted to reflect the conversion into an option to purchase our ordinary shares in connection with a reorganization undertaken prior to our initial public offering. Fifty percent of the award vested as follows: 25% of the shares underlying the award vested on each of February 3, 2017, February 3, 2018, February 3,

2019 and February 3, 2020. The remaining 50% of the shares underlying the award vested on each anniversary of our initial public offering as follows: 25% of the shares underlying the award vested on each of October 18, 2019 and October 18, 2020, and the remainder of the shares underlying the award vested in connection with the Divestiture.
(11)
Represents 71,550 restricted stock units granted on May 18, 2020, which vested as to 25% of the shares underlying the award on May 18, 2021 and vest as to 25% of the shares underlying the award on each of May 18, 2022, May 18, 2023 and May 18, 2024, generally subject to Mr. Klein’s continued employment with us through the applicable vesting date.

Director Compensation
The following table sets forth information concerning the compensation awarded to, earned by or paid to our non-employee directors during 2021. Mr. Markison’s compensation is included with that of our other named executive officers above in “Summary Compensation Table.”
Name	Fees Paid or Earned in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Joaquin Benes(3)	—	—	—
David Burgstahler(3)	—	—	—
Gregory L. Cowan	75,691	—	75,691
Michael DeBiasi	246,379	—	246,379
Sriram Venkataraman(3)	—	—	—
Juan Vergez(3)	—	—	—
Fred Weiss	69,721	174,998	244,719
(1)
Amounts in this column represent fees earned in 2021. For Mr. DeBiasi, the amount includes the additional cash retainer paid in 2021 in lieu of an initial restricted stock unit award ($87,500) and the additional annual cash retainer paid in 2021 in lieu of an annual restricted stock unit award ($100,954), as described below. The total additional cash retainer payable to Mr. DeBiasi in lieu of an initial restricted stock unit award will be $262,500, payable over three years, 2020, 2021 and 2022, subject to Mr. DeBiasi’s continued service on our board of directors.

(2)
Amounts shown in this column represent the aggregate grant date fair value of restricted stock units granted to Mr. Weiss in 2021 computed by multiplying the number of restricted stock units subject to the respective grant by the closing price of our ordinary shares on the grant date. As of December 31, 2021, none of our non-employee directors held Company equity awards. Non-employee directors who are also partners or employees of, or otherwise affiliated with, Avista or Altchem are not eligible to receive Company equity awards at this time.

(3)	Directors affiliated with Avista or Altchem did not receive fees for their service on our board of directors with respect to 2021.
Under our director compensation program, which was approved by the board of directors in January 2019, all non-employee directors are eligible to receive the following compensation, pro-rated to reflect any partial year of service: (i) an annual cash retainer of $38,000 ($50,000 prior to November 5, 2021) for service as a member of the board of directors, (ii) an additional cash retainer for service as a member or chairperson of our audit, compensation or nominating and corporate governance committees as set forth in the table below and (iii) an annual equity award of restricted stock units valued at $175,000 on the date of grant, which will vest upon the earlier of (x) the first anniversary of the grant date and (y) the Company’s next annual general meeting of shareholders. In addition, in connection with the initial appointment of a non-employee director to the Board, the Company will grant such director an initial restricted stock unit award with a grant date value of $262,500, one-third of which will vest on each of the first three anniversaries of the grant date. During 2021, Mr. Weiss received an annual restricted stock unit award. The Company will also reimburse all non-employee directors for expenses incurred in connection with attending board and committee meetings.
Due to certain requirements of the Irish Takeover Rules, non-employee directors who are also partners or employees of, or otherwise affiliated with, Avista or Altchem are not eligible to receive Company equity awards at this time. In March 2020, the board of directors approved an update to our director compensation program in order to provide certain non-employee directors who may be deemed to be affiliated with Avista and/or Altchem under the Irish Takeover Rules with additional cash retainers in lieu of the annual and initial restricted stock unit awards they would have been entitled to receive under this program had they been eligible to receive Company equity awards. These non-employee directors, selected by the board of directors, will be eligible to receive (i) an additional annual cash retainer of $175,000, pro-rated to reflect any partial year of service, which will vest upon the earlier of (x) the first anniversary of the grant date and (y) the Company’s next annual general meeting of shareholders and (ii) an initial cash retainer of $262,500, one-third of which will vest on each of the first three anniversaries of the vesting commencement date. In 2021, each of Messrs. Cowan and DeBiasi received an additional annual cash retainer grant of $175,000, which will vest and be payable on June 16, 2022, the date of the 2022 Annual General Meeting of Shareholders.
Effective November 5, 2021, in light of an updated peer group review and director cash compensation assessment of the Company by Pearl Meyer, our board of directors approved revised annual cash retainers for members of our board of directors. A schedule of board of directors and committee fees is below.
Board and Committee Fees	Prior to November 5, 2021 ($)	Effective November 5, 2021 ($)
Audit Committee Member	10,000	8,600
Audit Committee Chair	20,000	15,000
Compensation Committee Member	8,750	6,000
Compensation Committee Chair	17,500	13,000
Nominating and Corporate Governance Committee Member	5,000	4,400
Nominating and Corporate Governance Committee Chair	10,000	9,400
Board of Directors Retainer	50,000	38,000

AUDIT COMMITTEE MATTERS
Audit Committee Report
We operate in accordance with a written charter adopted by the board of directors and reviewed annually by the audit committee. We are responsible for overseeing the quality and integrity of RVL’s accounting, auditing and financial reporting practices. In accordance with the rules of the SEC and the Nasdaq Stock Market, the audit committee is composed of members who are independent, as defined by the listing standards of the Nasdaq Stock Market and our Corporate Governance Guidelines. Further, the board of directors determined during 2021 that Mr. Cowan was an audit committee financial expert as defined by the rules of the SEC.
The audit committee met nine times during 2021, including meetings with our Chief Financial Officer and other members of management, internal auditors and Ernst & Young LLP (“EY”), our current independent registered public accounting firm. Four of these meetings were held prior to the public release of RVL’s quarterly earnings announcement in order to discuss the financial information contained in the announcement.
We took numerous actions to discharge our oversight responsibility with respect to the audit process. We received the written disclosures and the letter from EY pursuant to Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board (“PCAOB”) concerning any relationships between EY and RVL and the potential effects of any disclosed relationships on EY’s independence, and discussed with EY its independence. We reviewed with EY and management their audit plans, audit scope and identification of audit risks.
The audit committee also received from, and discussed with, EY the written disclosures and other communications that the Company’s independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees.
We reviewed and discussed the audited consolidated financial statements of RVL for the year ended December 31, 2021 with management and EY. Management has the responsibility for the preparation of RVL’s consolidated financial statements, and EY had the responsibility for the audit of those consolidated financial statements. Based on these reviews and discussions with management and EY, we determined that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.
The audit committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. The audit committee has selected EY to continue to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2022.
The audit committee also pre-approves all audit services, internal control-related services and permitted non-audit services by our independent registered public accounting firm. Consistent with any applicable SEC rules on auditor independence, the audit committee may annually establish ceilings on the level of fees and costs of generally pre-approved and sufficiently defined services that may be performed without seeking additional approval from the audit committee. The audit committee may delegate pre-approval authority to one or more of its members. The member (or members) to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next regularly scheduled meeting.
Our policies prohibit RVL from engaging our independent registered public accounting firm to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser or investment banking services or human resource consulting. In addition, we evaluate whether our use of our independent registered public accounting firm for permitted non-audit services is compatible with maintaining their independence. We concluded that EY’s provision of non-audit services in 2021, all of which we approved in advance, was compatible with its independence.
Audit Committee
Gregory L. Cowan, Chairman
Joaquin Benes
Michael DeBiasi

Audit and Other Fees
The aggregate fees that RVL incurred for professional services rendered by EY for the last two fiscal years were:
	Year ended December 31, 2021	Year ended December 31, 2020
Audit fees	$1,331,500	$1,291,700
Audit-related fees	150,000	115,000
Tax fees	415,998	391,989
All other fees	—	—
Total fees	$1,897,498	$1,798,689
Audit fees related to services rendered for the audit of the Company’s consolidated financial statements, reviews of interim consolidated financial statements, review of documents filed with the SEC and services provided in connection with statutory audits of the financial statements of the Company and certain subsidiaries. Tax fees related to permissible services, and in 2020 also related to the Company’s legal entity rationalization.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM AND AUTHORIZATION OF THE BOARD OF DIRECTORS,
THROUGH THE AUDIT COMMITTEE, TO SET THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM’S REMUNERATION
The audit committee of the board of directors is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. The audit committee has appointed Ernst & Young LLP as its independent external auditor for the fiscal year ending December 31, 2022 and recommended that the board of directors submit this appointment to the Company’s shareholders for ratification at the Annual Meeting.
The audit committee is responsible for the audit fee negotiations associated with the retention of Ernst & Young LLP. In order to assure continuing auditor independence, the audit committee periodically considers whether there should be a regular rotation of our independent external audit firm. The members of the audit committee and the board of directors believe that the continued retention of Ernst & Young LLP to serve as the Company’s independent external auditor is in the best interests of the Company’s shareholders.
As required by the audit committee charter and by Irish law, the board of directors is submitting for shareholder ratification the selection of Ernst & Young LLP and the authorization of the board of directors, acting through the audit committee, to set the auditor’s remuneration. If the shareholders do not so ratify, the audit committee will reconsider its selection.
The ratification of the appointment of Ernst & Young LLP as the independent external auditor of the Company for the fiscal year ending December 31, 2022 and the authorization of the board of directors, acting through the audit committee, to set the auditors’ remuneration is an ordinary resolution and must receive the affirmative vote of a majority of votes properly cast by the shareholders entitled to vote at the Annual Meeting in order to be approved.
Representatives of Ernst & Young LLP are not expected to attend the Annual Meeting.
Recommendation
Your board of directors recommends a vote FOR Proposal 2, Ratification of Appointment of Independent Registered Public Accounting Firm and Authorization of the Board of Directors, through the Audit Committee, to set the Independent Registered Public Accounting Firm’s Remuneration.

PROPOSAL 3
WAIVER OF OFFER OBLIGATIONS UNDER RULE 9 OF THE IRISH TAKEOVER RULES
TO ENABLE ACQUISITION OF SHARES BY CONCERT PARTY
Background to the Proposal
The Company is considering a potential equity capital raise this year in order to support the objectives set out in its business plan. In 2021, the Company completed a strategic process whereby it divested most of its revenue generating assets in order to repay maturing term loans and reposition the business to commercialize the pharmaceutical product, UPNEEQ, approved by the U.S. FDA in July 2020. The proceeds from the divestiture were used to repay a substantial portion of the legacy secured term loans in August 2021 and fund the business on a go forward basis. Subsequently, in October 2021, in order to repay the remainder of the legacy secured term loans and to support the commercialization of UPNEEQ, we secured additional debt financing and concluded an equity offering of ordinary shares.
Equity market conditions in October 2021 were not conducive to the Company’s ordinary share offering and the Company priced its offering of 14,000,000 ordinary shares at an 18% discount to the market price at that time, which closed at $3.06 per share on October 6, 2021, the pricing date of the offering. Additionally, as part of the equity financing, the Company issued 16,200,000 ordinary share purchase warrants with an exercise price of $3.10 per warrant. The resulting equity offering was highly dilutive to our existing shareholders and resulted in the ordinary share market price opening down at $1.87 per share on the morning of October 7, 2021 after the Company publicly announced the pricing of the equity offering. In the months following the equity offering, the Company’s market share price continued to suffer, reaching a low point of $0.98 per share in December 2021.
Potential 2022 Ordinary Share Offering
The Company’s business plan is centered on the commercialization of UPNEEQ, a pharmaceutical product sold in ocular and medical aesthetics markets. In order to fully support its commercialization efforts, the Company must devote substantial and ongoing resources to promotion and infrastructure. Because of this, the Company may need to return to the capital markets for financing during 2022.
Equity market conditions at the time of this proxy statement are still challenging, and the Company has recently consulted with a number of investment banks with the consensus being that the discounts and other terms demanded by the equity markets today for the Company and other similar issuers would be significantly greater than what was experienced in October 2021.
Should the Company decide to return to the capital markets in 2022, it would want to conduct an ordinary share offering on terms that are reasonable. In this context, the Company's major shareholders and certain members of its management team (herein referred to as the Concert Party) would plan to purchase additional new ordinary shares in the capital of the Company up to their existing pro-rata ownership. However, in the event that prospective investors demand terms that we believe would be harmful to existing shareholders, the Company wishes to be in a position whereby the Concert Party would be permitted to support the Company and to purchase ordinary shares in excess of their pro-rata ownership. Such a scenario could potentially trigger an obligation on the Concert Party or any member of the Concert Party to make a mandatory offer for all of the equity share capital of the Company under the Irish Takeover Rules (see further below). We are seeking the approval of Independent Shareholders pursuant to this Proposal 3 in order to enable the Concert Party to support the Company in this scenario without incurring an obligation to make an offer for all the equity share capital of the Company. The principal objective of this approach is to insulate all existing shareholders from large discounts demanded by certain institutional investors to participate in the offering which the Company believes could be harmful to existing shareholders. The maximum number of newly issued shares in the capital of the Company that the Concert Party would acquire pursuant to such ordinary share offering would be 17,000,000 ordinary shares. If the Company is unable to obtain the waiver under this Proposal 3 and decides to pursue an equity offering in 2022, we anticipate being forced to accept unfavorable terms in order to raise equity capital in the marketplace. We believe that obtaining the approval of Independent Shareholders in this way will enable us to conduct such financing(s) on terms that would be acceptable to all shareholders.
Under the Irish Takeover Rules, an acquisition of new ordinary shares in the capital of the Company by the Concert Party which would increase by more than 0.05% the aggregate percentage voting rights in the Company held by it and/or would result in the Altchem Shareholders (as defined below) holding, in aggregate, 30% or more of the voting securities of the Company may trigger mandatory offer requirements under Rule 9, unless these requirements are waived by the Irish Takeover Panel (the “Panel”). A condition of such waiver by the Panel is the approval of a majority of Independent Shareholders. The requirements of Rule 9 are more fully described below.
Proposal 3 – Waiver
Under Rule 9 of the Irish Takeover Rules, when any person or persons acting in concert, acquire 30% or more of the voting share capital of a company which is subject to the Irish Takeover Rules, such person or, in the case of persons acting in concert, such one or more of those persons as the Panel shall direct, would normally be required to extend a general offer to all the other shareholders in the company to purchase their shares, unless that obligation has been waived by the Panel.
Similarly, under Rule 9 of the Irish Takeover Rules, if any person, or persons acting in concert, hold securities representing 30% or more (but less than 50%) of the voting share capital of a company which is subject to the Irish Takeover Rules, acquire within any twelve-month period additional securities representing more than 0.05% of the total voting share capital in that company, then such person, or in the case of persons acting in concert, such one or more persons as the Panel may direct, will be obliged to extend a general offer to all the other shareholders in the company to purchase their shares, unless that obligation has been waived by the Panel.
An offer under Rule 9 must be in cash and must be at the highest price paid by the person required to make the offer, or any person acting in concert with him, for a share of the company in question during the 12 months prior to the announcement of the offer.
Under the Irish Takeover Rules, a person, or group of persons acting in concert, holding securities conferring more than 49.95% of the voting rights in a company could be permitted by the Panel (and in the case of a single holder, would be permitted under the Irish Takeover Rules) to increase their holding of securities without incurring any further obligations under Rule 9 to make a mandatory offer.
The Avista Funds, the Altchem Shareholders and the Management Individuals (each as defined below) constitute the Concert Party for the purposes of Proposal 3. The Avista Funds, the Altchem Shareholders and the Management Individuals are deemed to be acting in concert with each other under the Irish Takeover Rules. Together the Concert Party held 42,547,294 ordinary shares in the capital of the Company as of March 31, 2022, representing 50.95% of the total issued share capital of the Company.
If the Concert Party acquires up to 17,000,000 additional new ordinary shares in the capital of the Company (the Company’s current issued share capital plus the potential additional 17,000,000 ordinary shares, plus any ordinary shares issued to investors other than the Concert Party as part of the ordinary share offering, the “Enlarged Issued Share Capital”), the total shareholdings of the Concert Party in the Company could increase from 50.95% to 59.25% of the Company’s Enlarged Issued Share Capital, and the Altchem Shareholders percentage ownership of the Company could increase from 28.34% to 31.51% of the Company’s Enlarged Issued Share Capital. As a result, the Concert Party or any member thereof (including the Altchem Shareholders) may, if so directed by the Panel, become obliged under the Irish Takeover Rules to extend a general offer to the Company’s shareholders in accordance with Rule 9, unless that obligation has been waived by the Panel.
None of the members of the Concert Party’s maximum holding of securities resulting from the acquisition of additional new ordinary shares in the capital of the Company pursuant to an ordinary share offering will confer in aggregate more than 49.95% of the voting rights in the Company.
A breakdown of each member of the Concert Party’s shareholding in the Company is set out below.
Avista
Avista Healthcare Partners, L.P. (“Avista Healthcare”) and Orbit Co-Invest III LLC (a limited liability company organized in Delaware) (“Orbit III”) (together, the “Avista Funds”) currently hold 16,763,859 ordinary shares (the “Avista Shares”) in total representing approximately 20.07% of the Company’s issued ordinary share capital. Below is a table showing the breakdown of the individual ordinary share ownership of each of Avista Healthcare and Orbit III as at March 31, 2022.
Avista Healthcare Partners GP, Ltd. (“AHP GP”), by virtue of its relationship as the general partner of Avista Healthcare, may be deemed to share beneficial ownership of the ordinary shares held by Avista Healthcare.

Avista Capital Partners III GP, L.P. (“ACP GP” and together with AHP GP, “Avista” and Avista, together with the Avista Funds, the “Avista Shareholders”), by virtue of its relationship as manager of Orbit III, may be deemed to share beneficial ownership of the ordinary shares held by Orbit III. Voting and disposition decisions at each of AHP GP and ACP GP with respect to the ordinary shares held by the applicable Avista Funds are made by an investment committee, the members of which include David Burgstahler and Sriram Venkataraman, each of whom is a member of our board of directors. Each of the members of each investment committee disclaims beneficial ownership of the ordinary shares held by such Avista Fund.
Avista fund name	No. ordinary shares owned (#)	Percentage of issued share capital
Avista Healthcare Partners, L.P.	15,730,864	18.83%
Orbit Co-Invest III LLC	1,032,995	1.24%
If the Avista Shareholders or any of them participate(s) in the ordinary share offering, it/they may acquire a maximum of 8,000,000 additional new shares in the capital of the Company. As a result of such acquisition, its/their percentage ownership of the Company may at a maximum increase from 20.07% to 24.64% of the Company’s Enlarged Issued Share Capital. As a result, the Avista Shareholders or any of them may, if so directed by the Panel, become obliged under the Irish Takeover Rules to extend a general offer to the Company’s shareholders in accordance with Rule 9, unless that obligation has been waived by the Panel.
Altchem
Altchem Limited (a company incorporated in Cyprus) (“Altchem”) and Orbit Co-Invest A-1 LLC (a limited liability company organized in Delaware) (“Orbit A-1”) (Altchem and Orbit A-1 together the “Altchem Shareholders”), together, currently hold 23,667,540 ordinary shares in total representing approximately 28.34% of the Company’s issued ordinary share capital. Below is a table showing the breakdown of the individual ordinary share ownership of each of Altchem and Orbit A-1 as at March 31, 2022.
Altchem entity name	No. ordinary shares owned (#)	Percentage of issued share capital
Altchem Limited	22,485,297	26.92%
Orbit Co-Invest A-1 LLC	1,182,243	1.42%
If the Altchem Shareholders or any of them participate(s) in the ordinary share offering, it/they may acquire a maximum of 8,000,000 additional new shares in the capital of the Company. As a result of such acquisition, its/their percentage ownership of the Company may at a maximum increase from 28.34% to 31.51% of the Enlarged Issued Share Capital. As a result, the Altchem Shareholders or any of them may, if so directed by the Panel, become obliged under the Irish Takeover Rules to extend a general offer to the Company’s shareholders in accordance with Rule 9, unless that obligation has been waived by the Panel.
Management Individuals
A number of members of the management team of the Company are party to a shareholders’ agreement relating to the Company with the Avista Shareholders and the Altchem Shareholders and consequently may be considered to be acting in concert with each of the Avista Shareholders and the Altchem Shareholders (collectively, the “Management Individuals”). The Management Individuals collectively, together with director Gregory L. Cowan (who is a concert party of the Avista Shareholders and the Altchem Shareholders because the Company is regarded under the Irish Takeover Rules as an associated company of the Avista Shareholders and the Altchem Shareholders by virtue of the size of their shareholdings in the Company) currently hold 2,115,895 ordinary shares in the capital of the Company. Certain members of the Management Individuals, being Brian Markison and James Schaub, may participate in the ordinary share offering and if they do, they may acquire a maximum of 1,000,000 additional new shares in the capital of the Company. As a result of such acquisition, the Management Individuals', together with Gregory L. Cowan's, percentage ownership of the Company may at a maximum increase from 2.53% to 3.1% of the Enlarged Issued Share Capital. As a result, the Management Individuals, Gregory L. Cowan, or any of them may, if so directed by the Panel, become obliged under the Irish Takeover Rules to extend a general offer to the Company’s shareholders in accordance with Rule 9, unless that obligation has been waived by the Panel.

Panel Waiver
By letter dated April 7, 2022 to A&L Goodbody (the Company’s Irish counsel) the Panel agreed to waive the potential Rule 9 obligations of the Concert Party, and separately of the Altchem Shareholders, to make a general offer that may otherwise arise as a result of the acquisition by the Concert Party and/or the Altchem Shareholders of up to 17,000,000 new ordinary shares in the capital of the Company, in aggregate, (the “Panel Waivers”) subject to the following conditions:
(a)	the passing of a resolution, on a poll vote, by a majority of the Independent Shareholders of the Company to approve the maximum shareholding of the Concert Party of 59.25%;
(b)	the passing of a resolution, on a poll vote, by a majority of the Independent Shareholders of the Company to approve the maximum shareholding of the Altchem Shareholders of 31.51%; and
(c)	the approval by the Panel of a circular to shareholders which should comply with the whitewash guidance note of Rule 9 of the Irish Takeover Rules, as appropriate. This document has been so approved.
The approvals referred to in paragraphs (a) and (b) above are a simple majority approval of the Independent Shareholders who vote (in person or by proxy) at the Annual Meeting.
Approval of Proposal 3 is necessary to enable the Concert Party to acquire up to 17,000,000 ordinary shares without the Concert Party being obliged to make a mandatory offer for the entire issued share capital of the Company not already owned.
The Panel Waivers shall subsist until December 31, 2022.
Recommendation
Under the Irish Takeover Rules, the board of directors of the Company is presumed to be acting in concert with the Avista Shareholders and the Altchem Shareholders. This presumption arises because the Company is regarded under the Irish Takeover Rules as an associated company of the Avista Shareholders and the Altchem Shareholders by virtue of the size of the Avista Shareholders’ and the Altchem Shareholders’ shareholdings in the Company. Following a submission made to the Panel on our behalf in March 2022, the Panel granted a rebuttal of this presumption insofar as it applies to director Michael DeBiasi who is not affiliated with the Avista Shareholders or the Altchem Shareholders (the “Independent Director”).
As Proposal 3 relates to a potential mandatory offer obligation under Rule 9 which the Avista Shareholders and the Altchem Shareholders may incur, Messrs. Markison, Benes, Burgstahler, Venkataraman, Vergez and Cowan (the “Non-independent Directors”) are not permitted to advise the Independent Shareholders on it due to affiliations with the Avista Shareholders and the Altchem Shareholders and/or their presumption of concertedness with the Avista Shareholders and the Altchem Shareholders. Accordingly, they have abstained from advising on Proposal 3.
The Independent Director, who has been so advised by Davy Corporate Finance, considers Proposal 3 to be in the best interests of the Company and the Independent Shareholders as a whole. In providing its advice on Proposal 3, Davy Corporate Finance has taken account of the commercial assessment of the directors of the Company. Accordingly, the Independent Director recommends that you vote in favor of Proposal 3.
Independent Shareholders
Only Independent Shareholders may cast votes on Proposal 3.
The Independent Shareholders of the Company are all shareholders of the Company except the Avista Shareholders, the Altchem Shareholders and the Management Individuals.
The Independent Director recommends a vote FOR Proposal 3, Waiver of Offer Obligations under Rule 9 of the Irish Takeover Rules to enable the Concert Party to acquire new shares in the capital of the Company.

ADDITIONAL INFORMATION REQUIRED TO BE INCLUDED IN THIS PROXY
UNDER THE IRISH TAKEOVER RULES
1.	RESPONSIBILITY
1.1.
The directors of the Company, whose names are set out in paragraph 3 of this section, accept responsibility for the information contained in this proxy statement, except for the information relating to the Avista Shareholders and the Altchem Shareholders for which responsibility is accepted as set out in paragraphs 1.2 and 1.3 below. To the best of the knowledge and belief of the directors (who have taken all reasonable care to ensure that such is the case), the information contained in this section is in accordance with the facts and does not omit anything likely to affect the import of such information.

1.2.
The Partners of Avista, whose names are set out in paragraph 5.5 of this section, accept responsibility for the information contained in this section in respect of the Avista Shareholders. To the best of the knowledge and belief of the Partners of Avista (who have taken all reasonable care to ensure that such is the case), the information contained in this section in respect of the Avista Shareholders is in accordance with the facts and does not omit anything likely to affect the import of such information.

1.3.
The directors of Altchem, whose names are set out in paragraph 6.4 of this section, accept responsibility for the information contained in this proxy statement in respect of the Altchem Shareholders. To the best of the knowledge and belief of the directors of Altchem (who have taken all reasonable care to ensure that such is the case), the information contained in this section in respect of the Altchem Shareholders is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.	BUSINESS OF THE COMPANY
RVL is a specialty pharmaceutical company focused on the development and commercialization of products that target markets with underserved patient populations in the ocular medicine and medical aesthetics therapeutic areas. RVL is currently commercializing UPNEEQ (oxymetazoline hydrochloride ophthalmic solution), 0.1% for the treatment of acquired blepharoptosis, or droopy or low-lying eyelids, in adults. We believe UPNEEQ is the first non-surgical treatment option approved by the FDA for acquired blepharoptosis.
3.	DIRECTORS OF THE COMPANY
As at the date of this proxy statement the directors of the Company are:
Name	Position
Brian Markison	Chairman, President and Chief Executive Officer
Joaquin Benes	Non-executive Director
David Burgstahler	Non-executive Director
Gregory L. Cowan	Non-executive Director
Michael DeBiasi	Non-executive Director
Sriram Venkataraman	Non-executive Director
Juan Vergez	Non-executive Director
4.	FINANCIAL INFORMATION RELATING TO THE GROUP
4.1.
The consolidated balance sheets of the Company and its subsidiaries as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2021, and the related notes thereto are incorporated by reference into this proxy statement and may be accessed at https://ir.rvlpharma.com/node/8296/html#osmt-20210827xex993.htm.

The consolidated balance sheets of the Company and its subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2020, and the related notes thereto are incorporated by reference into this proxy statement and may be accessed at https://www.sec.gov/ix?doc=/
Archives/edgar/data/0001739426/000110465921113594/osmt-20210827xex993.htm and https://ir.rvlpharma.com/node/7836/html.

4.2.
A hard copy of these documents will not be sent to any shareholder unless requested. Shareholders of record may request these documents in hard copy form free of charge by requesting them in writing or by telephone as follows:

Christopher Klein
RVL Pharmaceuticals plc
400 Crossing Boulevard
Bridgewater, N.J. 08807, USA
Phone: +1 908 809 1300; Fax: +1 908 809 1301
4.3.	The following table is intended to allow shareholders to easily identify information incorporated by reference:
Information	Source
Turnover and net profit or loss before taxation, the charge for tax, extraordinary items and minority interests for the last three fiscal years
In respect of the fiscal years ended December 31, 2021 and 2020 – Form 10-K filed on March 30, 2022, page 89 (available at https://ir.rvlpharma.com/node/8296/html#INDEX_TO_CONSOLIDATED_
FINANCIAL_STATEMEN).
In respect of the fiscal year ended December 31, 2019 – Exhibit 99.3 to the Company’s Current Report on Form 8-K filed on September 8, 2021, page F-4 (available at https://ir.rvlpharma.com/node/7836/html#Consolidated_Statement_of
_Operations)

A statement of net assets and liabilities shown in the latest published audited accounts	Form 10-K filed on March 30, 2022, page 88 (available at https://ir.rvlpharma.com/node/8296/html#INDEX_TO_CONSOLIDATED_ FINANCIAL_STATEMEN).
A cash flow statement in the last published audited accounts	Form 10-K filed on March 30, 2022, page 91 (available at https://ir.rvlpharma.com/node/8296/html#INDEX_TO_CONSOLIDATED_ FINANCIAL_STATEMEN).
Significant accounting policies together with any points from the notes to the accounts which are of major relevance to an appreciation of the figures
In respect of the fiscal year ended December 31, 2021 – Form 10-K filed on March 30, 2022, page 92 (available at https://ir.rvlpharma.com/node/8296/html#Notes_to_Consolidated_Financial_Statemen).

In respect of the fiscal year ended December 31, 2020 – Form 10-K filed on March 30, 2021, page 118 (available at https://ir.rvlpharma.com/node/7536/html#
Notes_to_Consolidated_Financial_Statemen).

In respect of the fiscal year ended December 31, 2019 – Exhibit 99.3 to the Company’s Current Report on Form 8-K filed on September 8, 2021, page F-7 (available at https://ir.rvlpharma.com/node/7836/html#NOTESTOCONSOLIDATED
FINANCIALSTATEMENTS_4).

5.	AVISTA
5.1.	Avista Capital Partners is a New York-based private equity firm focused on investments in growth-oriented healthcare businesses.
5.2.
AHP GP was formed on October 24, 2019 under the laws of Bermuda as a limited company. AHP GP’s registered address is at Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda. David Burgstahler and Thompson Dean directly control and are the beneficial owners of AHP GP.

5.3.
ACP GP was formed on March 21, 2011 under the laws of Delaware as a limited partnership. ACP GP’s registered address is at 65 East 55th Street, 18th Floor, New York, N.Y. 10022, USA. David Burgstahler and Thompson Dean directly control and are the beneficial owners of ACP GP.

5.4.
David Burgstahler and Sriram Venkataraman are both partners at Avista Capital Partners and each of them sit on the investment committee of Avista Capital Partners. In addition, Mr. Burgstahler is the Managing Partner and Chief Executive Officer. RVL’s Chief Executive Officer, Mr. Markison, has been a healthcare industry advisor to Avista since September 2012.

5.5.	As at the date of this proxy statement, the Partners of Avista Capital Partners are:
Name	Position
Thompson Dean	Chairman and Co-Head of Investment Committee
David Burgstahler	Managing Partner and CEO
Robert Girardi	Partner
Sriram Venkataraman	Partner
Joshua Tamaroff	Partner
Alex Yu	Partner
5.6.	Avista has never published any financial information.
6.	ALTCHEM
6.1.
Altchem was formed on March 1, 2011 under the laws of Cyprus as a limited liability company. Altchem’s registered address is at Karaiskaki, 6 City House, 3032, Limassol, Cyprus. Voting and disposition decisions with respect to ordinary shares beneficially owned by Altchem are made by the foundation council of Harsaul Foundation, a foundation organized under the laws of Panama and with a registered address at Ave. Samuel Lewis and 54 Street, Panama, Republic of Panama, in its absolute discretion. As a result, the Harsaul Foundation may be deemed to share beneficial ownership of the ordinary shares held by each of the Altchem Shareholders.

6.2.	Orbit A-1 is a limited liability company organized in Delaware with its registered address at 1209 Orange Street, Wilmington, D.E. 19801, USA.
6.3.	Juan Vergez acts as President of Orbit A-1.
6.4.	As at the date of this proxy statement, the directors of Altchem are:
Name	Position
Charita Kyriakou	Director
Militsa Symeou	Director
Maria Thrasyvoulou	Director
6.5.	Altchem has never published any financial information.
7.	INTERESTS AND DEALINGS IN RELEVANT SECURITIES OF THE COMPANY
7.1.
As at the close of business on April 21, 2022 (the “Latest Practicable Date”), the directors of the Company and persons connected to them (within the meaning of Section 220 of the Irish Companies Act) were interested in the following relevant securities of the Company (other than options to subscribe for ordinary shares and restricted stock units (“RSUs”), which are disclosed in paragraphs 7.2 and 7.3 of this section):

Name	No. of ordinary shares (#)
Brian Markison	1,488,242
Gregory L. Cowan	57,551
Altchem Limited	22,485,297
Avista Healthcare Partners, L.P.	15,730,864
Orbit Co-Invest A-1 LLC	1,182,243
Orbit Co-Invest III LLC	1,032,995

7.2.	As at the close of business on the Latest Practicable Date, directors of the Company held the following options to subscribe for ordinary shares:
Director	No. of options (#)	Exercise Price ($)	Commencement date for vesting of options	Expiry date
Brian Markison	642,526	14.95	February 3, 2017	May 5, 2026
Brian Markison	642,526	14.95	October 18, 2019	May 5, 2026
Brian Markison	615,000	1.80	November 4, 2022	November 4, 2031
7.3.	As at the close of business on the Latest Practicable Date, directors of the Company held the following RSUs in respect of ordinary shares:
Director	No. of RSUs (#)	Grant price ($)	Grant date	Vesting date
Brian Markison	387,991	7.12	February 25, 2019	February 25, 2024
Brian Markison	249,787	4.52	May 20, 2020	May 20, 2025
7.4.
Save as disclosed in this paragraph 7 of this section, at the close of business on the Latest Practicable Date, no director or person(s) connected to the directors (within the meaning of Section 220 of the Irish Companies Act) was interested, or held any short positions, in any class of relevant securities of the Company.

7.5.	At the close of business on the Latest Practicable Date, no:
7.5.1.	subsidiary of the Company;
7.5.2.	trustee of a pension scheme (other than an industry-wide pension scheme) in which the Company or a subsidiary of the Company participates; or
7.5.3.	fund manager (other than exempt fund managers) connected with the Company, was interested, or held any short positions, in any class of relevant securities of the Company.
7.6.	Set out below are details of all dealings by the directors in the relevant securities of the Company during the period between April 26, 2021 and the Latest Practicable Date:
Director	Date of dealing	Description of transaction	No. of ordinary shares (#)	Price per ordinary share ($)
Gregory L. Cowan	June 18, 2021	Acquisition of ordinary shares pursuant to vesting of RSUs	20,132	2.89
Gregory L. Cowan	August 27, 2021	Acquisition of ordinary shares pursuant to vesting of RSUs	5,963	3.31
7.7.
Save as set out in paragraph 7.6 in this section, there have been no dealings in the relevant securities of the Company during the period between April 26, 2021 and the Latest Practicable Date by any of the directors of the Company or person(s) connected to the directors (within the meaning of Section 220 of the Irish Companies Act).

7.8.
At the close of business on the Latest Practicable Date, neither Davy Corporate Finance nor any persons controlling, controlled by or under the same control as Davy Corporate Finance was interested, or held any short positions, in the relevant securities of the Company. There have been no dealings in the relevant securities of the Company during the one year period prior to the Latest Practicable Date by Davy Corporate Finance or any persons controlling, controlled by or under the same control as Davy Corporate Finance.

7.9.
At the close of business on the Latest Practicable Date, neither A&L Goodbody, legal advisor to the Company, nor any of the partners or professional staff who are actively engaged in the proposal referred to in this proxy statement or who are customarily engaged in the affairs of the Company in the two year period prior to the date of this proxy was interested, or held any short positions, in the relevant securities of the Company. There have been no dealings in the relevant securities of the Company during the one year period prior to the Latest Practicable Date by A&L Goodbody or any of its partners or professional staff who are actively engaged in the proposal referred to in this proxy statement or who are customarily engaged in the affairs of the Company in the one year period prior to the date of this proxy.

7.10.	The Company has not repurchased or redeemed any relevant securities of the Company in the 12 months prior to the Latest Practicable Date.
7.11.
At the close of business on the Latest Practicable Date, no person has provided any of the Avista Shareholders, the Altchem Shareholders, or the Management Individuals with an irrevocable commitment or letter of intent to vote (or to procure that any other person vote) in favor or against a resolution of the Company (including of its shareholders).

8.	INTERESTS AND DEALINGS IN RELEVANT SECURITIES OF THE COMPANY BY AVISTA SHAREHOLDERS
8.1.	Set out below are details of all interests in the relevant securities of the Company held by Avista Shareholders as at the close of business on the Latest Practicable Date:
Avista shareholder name	No. ordinary shares owned (#)	Percentage of issued share capital
Avista Healthcare Partners, L.P.	15,730,864	18.83%
Orbit Co-Invest III LLC	1,032,995	1.24%
8.2.
Save as disclosed in this section 8, at the close of business on the Latest Practicable Date, none of the Avista Shareholders, the directors or partners of any Avista Shareholder (or person(s) connected to such directors or partners (within the meaning of Section 220 of the Irish Companies Act)) or any other party acting in concert with any of the Avista Shareholders was interested, or held any short positions, in any class of relevant securities of the Company.

8.3.	There have been no dealings in the relevant securities of the Company by Avista Shareholders during the period between April 26, 2021 and the Latest Practicable Date.
8.4.
There have been no dealings in the relevant securities of the Company during the period between April 26, 2021 and the Latest Practicable Date by the directors or partners of any Avista Shareholder (or person(s) connected to such directors or partners (within the meaning of Section 220 of the Irish Companies Act)) or any other person acting in concert with Avista Shareholders.

9.	INTERESTS AND DEALINGS IN RELEVANT SECURITIES OF THE COMPANY BY ALTCHEM SHAREHOLDERS
9.1.	Set out below are details of all interests in the relevant securities of the Company held by Altchem Shareholders as at the close of business on the Latest Practicable Date:
Altchem shareholder name	No. ordinary shares owned (#)	Percentage of issued share capital
Altchem Limited	22,485,297	26.91%
Orbit Co-Invest A-1 LLC	1,182,243	1.42%
9.2.
Save as disclosed in this section 9, at the close of business on the Latest Practicable Date, none of the Altchem Shareholders, the directors of any Altchem Shareholder (or person(s) connected to such directors (within the meaning of Section 220 of the Irish Companies Act)) or any other person acting in concert with Altchem Shareholders was interested, or held any short positions, in any class of relevant securities of the Company.

9.3.	There have been no dealings in the relevant securities of the Company by Altchem Shareholders during the period between April 26, 2021 and the Latest Practicable Date.

9.4.
There have been no dealings in the relevant securities of the Company during the period between April 26, 2021 and the Latest Practicable Date by the directors of any Altchem Shareholder (or person(s) connected to such directors (within the meaning of Section 220 of the Irish Companies Act)) or any other party acting in concert with Altchem.

10.	INTERESTS AND DEALINGS IN RELEVANT SECURITIES OF THE COMPANY BY MANAGEMENT INDIVIDUALS
10.1.
Set out below are details of all interests in relevant securities of the Company held by Management Individuals as at the close of business on the Latest Practicable Date (other than options to subscribe for ordinary shares and RSUs, which are disclosed in paragraphs 10.2 and 10.3 of this section):

Name	No. ordinary shares owned (#)	Percentage of issued share capital
Brian Markison	1,488,242	1.78%
Andrew Einhorn (including through Harpua LLC)	84,449	0.10%
Christopher Klein	121,879	0.15%
Jarret Miller	44,700	0.05%
James Schaub	315,140	0.38%
10.2.	As at the close of business on the Latest Practicable Date, the Management Individuals held the following outstanding options to subscribe for ordinary shares:
Name	No. of options (#)	Exercise price ($)	Commencement date for vesting of options	Expiry date
Brian Markison	642,526	14.95	February 3, 2017	May 5, 2026
Brian Markison	642,526	14.95	October 18, 2019	May 5, 2026
Brian Markison	615,000	1.80	November 4, 2022	November 4, 2031
Andrew Einhorn	107,087	14.95	September 22, 2018	September 22, 2027
Andrew Einhorn	107,087	14.95	October 18, 2019	September 22, 2027
Andrew Einhorn	249,814	1.80	November 4, 2022	November 4, 2031
Christopher Klein	85,670	14.95	February 3, 2017	May 5, 2026
Christopher Klein	85,670	14.95	October 18, 2019	May 5, 2026
Christopher Klein	249,814	1.80	November 4, 2022	November 4, 2031
Jarret Miller	70,677	14.95	February 3, 2017	May 5, 2026
Jarret Miller	70,677	14.95	October 18, 2019	May 5, 2026
Jarret Miller	175,000	1.80	November 4, 2022	November 4, 2031
James Schaub	214,175	14.95	February 3, 2017	May 5, 2026
James Schaub	214,175	14.95	October 18, 2019	May 5, 2026
James Schaub	249,814	1.80	November 4, 2022	November 4, 2031
10.3.	As at the close of business on the Latest Practicable Date, the Management Individuals held the following outstanding RSUs in respect of ordinary shares:
Name	No. of RSUs (#)	Grant price ($)	Grant date	Final vesting date
Brian Markison	387,991	7.12	February 25, 2019	February 25, 2024
Brian Markison	249,787	4.52	May 20, 2020	May 20, 2025
Andrew Einhorn	26,213	7.63	January 24, 2019	January 24, 2023
Andrew Einhorn	53,663	4.25	May 18, 2020	May 18, 2024
Christopher Klein	26,213	7.63	January 24, 2019	January 24, 2023
Christopher Klein	53,663	4.25	May 18, 2020	May 18, 2024
Jarret Miller	11,470	7.63	January 24, 2019	January 24, 2023
Jarret Miller	23,637	4.25	May 18, 2020	May 18, 2024
James Schaub	26,213	7.63	January 24, 2019	January 24, 2023
James Schaub	54,940	4.25	May 18, 2020	May 18, 2024

10.4.
Save as disclosed in this section 10, at the close of business on the Latest Practicable Date, none of the Management Individuals or any other person acting in concert with any of them was interested in, or held, any short positions in any class of relevant securities of the Company.

10.5.	Set out below are details of all dealings by Management Individuals in the relevant securities of the Company during the period between April 26, 2021 and the Latest Practicable Date:
Name	Date of dealing	Description of transaction	No. of ordinary shares (#)	Price per ordinary share ($)
Andrew Einhorn	May 18, 2021	Acquisition of ordinary shares pursuant to vesting of RSUs	11,420	3.12
Christopher Klein	May 18, 2021	Acquisition of ordinary shares pursuant to vesting of RSUs	11,420	3.12
James Schaub	May 18, 2021	Acquisition of ordinary shares pursuant to vesting of RSUs	11,692	3.12
James Schaub	December 16, 2021	Acquisition of ordinary shares	15,763	1.05
James Schaub	December 16, 2021	Acquisition of ordinary shares	17,523	1.06
James Schaub	December 16, 2021	Acquisition of ordinary shares	47,065	1.07
James Schaub	December 16, 2021	Acquisition of ordinary shares	13,449	1.08
James Schaub	January 24, 2022	Acquisition of ordinary shares pursuant to vesting of RSUs	16,605	1.13
Christopher Klein	January 24, 2022	Acquisition of ordinary shares pursuant to vesting of RSUs	16,605	1.13
Andrew Einhorn	January 24, 2022	Acquisition of ordinary shares pursuant to vesting of RSUs	16,605	1.13
11.	INTERESTS AND DEALINGS IN RELEVANT SECURITIES OF AVISTA SHAREHOLDERS
11.1.	Interests of the Company in relevant securities of Avista Shareholders
As at close of business on the Latest Practicable Date, neither the Company nor any subsidiary of the Company was interested, or held any short positions, in any class of relevant securities of any Avista Shareholder.
11.2.	Interests of directors of the Company in relevant securities of Avista Shareholders:
11.2.1.	Mr. Burgstahler indirectly owns approximately 4.65% of Avista Healthcare Partners, L.P., and Mr. Venkataraman indirectly owns approximately 0.13% of Avista Healthcare Partners, L.P.
11.2.2.
Save as disclosed in this section 11.2, as at close of business on the Latest Practicable Date, no director or person(s) connected to the directors (within the meaning of Section 220 of the Irish Companies Act) of the Company was interested, or held any short positions, in any class of relevant securities of any Avista Shareholder.

11.3.	Dealings
There have been no dealings in the relevant securities of any Avista Shareholder during the period between April 26, 2021 and the Latest Practicable Date by the Company or any director of the Company (or person(s) connected to such directors (within the meaning of Section 220 of the Irish Companies Act)).
12.	INTERESTS AND DEALINGS IN RELEVANT SECURITIES OF ALTCHEM SHAREHOLDERS
12.1.	Interests of the Company in relevant securities of Altchem Shareholders
As at close of business on the Latest Practicable Date, neither the Company nor any subsidiary of the Company was interested, or held any short positions, in any class of relevant securities of any Altchem Shareholder.
12.2.	Interests of directors of the Company in relevant securities of Altchem Shareholders
As at close of business on the Latest Practicable Date, no director of the Company or person(s) connected to the directors (within the meaning of Section 220 of the Irish Companies Act) was interested, or held any short positions, in any class of relevant securities of any Altchem Shareholder.
12.3.	Dealings
There have been no dealings in the relevant securities of any Altchem Shareholder during the period between April 26, 2021 and the Latest Practicable Date by the Company or any director of the Company (or person(s) connected to such directors (within the meaning of Section 220 of the Irish Companies Act)).
13.	DIRECTORS’ SERVICE CONTRACTS
No director of the Company has a service contract with the Company or any of its subsidiaries or associated companies having more than twelve months to run. No director’s service contract with the Company or any of its subsidiaries or associated companies has been entered into or amended within six months of the date of this proxy statement.
14.	MATERIAL CONTRACTS
Set out below is a summary of the principal contents of each material contract (not being a contract entered into in the ordinary course of business) entered into by the Company or any of its subsidiaries during the period of two years ending on the Latest Practicable Date.
14.1.	Underwriting Agreement Related to July 2020 Equity Financing
On July 13, 2020, the Company entered into an underwriting agreement (the “July 2020 Financing Underwriting Agreement”) with Credit Suisse Securities (USA) LLC (“Credit Suisse”), pursuant to which the Company agreed to sell to Credit Suisse, and Credit Suisse agreed to purchase, 5,000,000 ordinary shares at a price of $6.22 per share.
The July 2020 Financing Underwriting Agreement contained customary representations, warranties and indemnities from the Company to the underwriters. The proceeds received by the Company as a result of this financing amounted to $31.1 million, before offering expenses. The commissions paid by the Company to the underwriters pursuant to the July 2020 Financing Underwriting Agreement amounted to $1.65 million.
14.2.	License Agreement with Santen Pharmaceutical
On July 28, 2020, we entered into an exclusive license agreement with Santen Pharmaceutical Co. Ltd. (“Santen”) covering the development, registration, and commercialization rights in Japan, China, and other Asian countries as well as EMEA countries to RVL-1201, oxymetazoline hydrochloride ophthalmic solution 0.1%, which is the first and only ophthalmic formulation approved by the United States FDA for the treatment of acquired blepharoptosis, or ptosis in adults. Santen will be responsible for further development of RVL-1201 and regulatory approvals as well as commercialization in its licensed territories under the agreement.

On March 29, 2022, we entered into the first amendment to the license agreement with Santen (the “Amendment”). Under the terms of the Amendment, effective March 31, 2022, we are entitled to receive an upfront cash payment of $15.5 million, and the remaining developmental and regulatory cash milestone payments under the original license agreement were removed. In addition, new developmental and regulatory cash milestone payments with an aggregate value of $1.0 million will be payable to us and the territories were expanded to include additional EMEA countries and Canada. During the first five years following the effective date of the Amendment, Santen was granted an option to expand the territories to include Russia, subject to additional upfront and milestone payments of $2.0 million and $1.0 million, respectively.
14.3.	June 2021 Divestiture Purchase Agreement
On June 24, 2021, the Company and certain of its wholly-owned subsidiaries entered into a purchase and sale agreement (the “Divestiture Purchase Agreement”) with Acella Holdings, LLC and Alora Pharmaceuticals LLC (“Alora”), pursuant to which the Company and such subsidiaries divested the Company’s legacy products business (the “Legacy Business”) to Acella Holdings, LLC through the sale of the equity interests of certain of the Company’s indirect subsidiaries and other assets, including the Company’s Marietta, Georgia manufacturing facility, comprising the Legacy Business for approximately $111 million in cash (the “Divestiture”), subject to customary post-closing adjustments, and the contingent right to receive post-closing payments of up to an additional $60 million upon the achievement of certain milestones related to continued market exclusivity for a period of time and net sales volume of certain products of the Legacy Business following the closing of the Divestiture.
In January, February and March 2022, the Company received an aggregate of $5.0 million in cash from Alora related to contingent milestone payments earned in connection with the sale of the Legacy Business.
On January 19, 2022, the Company announced that it had changed its name from “Osmotica Pharmaceuticals plc” to “RVL Pharmaceuticals plc”, effective as of January 17, 2022, as part of a rebranding that reflects a strategy to become a growth company in eye care and medical aesthetics, and, as part of this transformation, the Company launched a new corporate website www.rvlpharma.com. Our website is not a part of this proxy statement and is not incorporated by reference in this proxy statement.
14.4.	June 2021 Credit Agreement Amendment
On June 24, 2021, Osmotica Pharmaceutical Corp. and Valkyrie Group Holdings, Inc., each a subsidiary of the Company (collectively, the “Borrowers”), along with certain other subsidiaries of the Company, entered into a contingent amendment agreement, dated as of June 24, 2021 (the “Credit Agreement Amendment”) with all of the lenders party to the Borrowers’ existing credit agreement which amended the Borrowers’ existing credit agreement to permit the transactions contemplated by the Divestiture Purchase Agreement. The Credit Agreement Amendment further provided that (i) the Borrowers would make payments to reduce the outstanding term loan balance to $30.0 million upon closing of the Divestiture, (ii) the Borrowers’ revolving credit facilities would be terminated (50% upon signing of the Credit Agreement Amendment and the remaining 50% upon closing of the Divestiture), (iii) the maturity of the term loans would be shortened to the earlier of (x) one hundred twenty (120) calendar days after the closing of the Divestiture and (y) one hundred fifty (150) calendar days after signing of the Credit Agreement Amendment, (iv) RVL Pharmaceuticals plc would contribute substantially all of its cash on hand to the Borrowers upon closing of the Divestiture and (v) the Borrowers would pay fees to the lenders based upon the outstanding principal balance of the term loans at certain times after closing of the Divestiture. This existing credit agreement was subsequently terminated on October 12, 2021.
14.5.	September 2021 Sales Agreement
On September 8, 2021, the Company entered into a sales agreement (the “Sales Agreement”) with Cantor Fitzgerald & Co. (“Cantor”) under which the Company may offer and sell its ordinary shares having aggregate sales proceeds of up to $75.0 million from time to time through Cantor as its sales agent by any method permitted by law deemed to be an “at the market offering” as defined in Rule

415(a)(4) under the Securities Act of 1933, as amended, including, without limitation, sales made directly on the Nasdaq Global Select Market or any other existing trading market for the Company’s ordinary shares. In the year ended December 31, 2021, we sold 146,162 of our ordinary shares at a weighted-average price of $3.13 for aggregate proceeds of $0.5 million and net proceeds to us of $0.0 million, after deducting commissions and offering expenses payable by us.
14.6.	October 2021 Note Purchase Agreement
On October 1, 2021, the Company, Osmotica Pharmaceutical Corp. and RVL Holdings US LLC entered into a note purchase agreement with, among others, Athyrium Opportunities IV Acquisition LP, as administrative agent, and Athyrium Opportunities IV Acquisition 2 LP as the purchaser (the “Note Purchase Agreement”) providing for the issuance of senior secured notes (the “Notes”) in an aggregate principal amount of up to $100 million in three separate tranches. On October 12, 2021, the Company issued $55.0 million first tranche notes. The Notes bear interest at a rate of 9.0% plus adjusted three-month LIBOR, with a LIBOR floor of 1.50% and LIBOR cap of 3.00%, payable in cash quarterly in arrears, and will mature five (5) years following the date of issuance of the first tranche notes.
Prior to October 12, 2022, upon satisfaction of certain conditions, including a minimum net product sales target for UPNEEQ over a specified period of time, the Company may request second tranche notes of up to $20.0 million. Prior to October 12, 2023, the Company may request third tranche notes of up to $25.0 million, in the sole discretion of the purchaser.
The Notes require quarterly repayments equal to 5.0% of the principal outstanding beginning on March 31, 2024 with any residual balance due at maturity on October 12, 2026. The Notes may be voluntarily prepaid upon the satisfaction of certain conditions and with each such prepayment being accompanied by, as applicable, (i) a make-whole premium, (ii) an exit fee of 2% of the principal amount of the notes prepaid, (iii) certain other fees, indemnities and expenses, and (iv) all accrued interest on the notes being so prepaid. The Notes must be prepaid upon the receipt of cash under certain defined conditions, including from voluntary and involuntary asset dispositions, extraordinary receipts, issuance of new indebtedness, and contingent milestone payments for the legacy business paid by Alora, each such prepayment being accompanied by, as applicable, the fees described in (i) through (iv) above. The exit fee described in (ii) above is payable on the principal amount of all notes prepaid or repaid, including upon the repayment of the notes upon maturity.
The Notes are guaranteed on a senior secured basis by the Company and certain of its subsidiaries. The Notes and guarantees are secured by substantially all of the assets of the Company and its U.S. subsidiaries. Subject to certain exceptions and qualifications, the Note Purchase Agreement contains covenants that, among other things, limit the Company’s ability and the ability of its restricted subsidiaries, including the guarantors, to (i) incur additional indebtedness or issue certain disqualified capital stock, (ii) create liens, (iii) transfer or sell assets, (iv) make certain investments, loans, advances and acquisitions, (v) engage in consolidations, amalgamations or mergers, or sell, transfer or otherwise dispose of all or substantially all of their assets, and (vi) enter into certain transactions with affiliates. The Note Purchase Agreement also provides for events of default that we consider to be usual and customary.
In addition, the restrictive covenants in the Note Purchase Agreement require the Company to comply with certain minimum liquidity requirements and minimum quarterly product sales requirements. At any time, the Company is required to maintain unrestricted cash and cash equivalents greater than or equal to $15.0 million, and, as of the end of each fiscal quarter, it is required to maintain consolidated UPNEEQ net product sales greater than or equal to specified quarterly thresholds (beginning at $3.0 million for the quarter ending March 31, 2022, and increasing in $1.0 million increments each quarter thereafter until the quarter ending June 30, 2024, for which quarter and all subsequent quarters the threshold is $12.0 million).
In January, February, and March of 2022, the Company obtained waivers from the purchaser of mandatory repayments of an aggregate of $5.0 million in principal of the Notes as otherwise required under the Note Purchase Agreement, in exchange for a consent fee of $0.2 million, resulting in net proceeds of $4.8 million.

14.7.	October 2021 Share Subscription Agreement
As a condition to the effectiveness of the Note Purchase Agreement, on October 1, 2021, the Company entered into a share subscription agreement with Athyrium Opportunities IV Acquisition 2 LP, as the purchaser of Notes (the “Share Subscription Agreement”). On October 12, 2021, the Company issued and allotted 6,148,832 of the Company’s ordinary shares to Athyrium Opportunities IV Acquisition 2 LP for a price of $0.01 per share, or an aggregate price of $61,488.32, pursuant to the Share Subscription Agreement. The number of ordinary shares issued and allotted was equal to $15,000,000 divided by the volume-weighted average price per ordinary share in the sixty (60) trading days ended October 8, 2021.
14.8.	Underwriting Agreement Related to October 2021 Equity Financing
On October 6, 2021, the Company entered into an underwriting agreement with H.C. Wainwright & Co., LLC (“H.C. Wainwright”), pursuant to which the Company agreed to sell to H.C. Wainwright, and H.C. Wainwright agreed to purchase, 14,000,000 of the Company’s ordinary shares and warrants to purchase 14,000,000 of the Company’s ordinary shares (the “Firm Warrants”). In addition, the Company granted H.C. Wainwright a thirty (30) calendar day option to purchase up to an additional 2,100,000 ordinary shares and/or warrants to purchase an additional 2,100,000 ordinary shares (the “Optional Warrants” and, together with the Firm Warrants, the “Warrants”). On October 11, 2021, H.C. Wainwright exercised its option to purchase the Optional Warrants. The ordinary shares were sold at a price of $2.3499906 per share and the Warrants were sold at a price of $0.0000094 per Warrant, less underwriting discounts and commissions. The aggregate net proceeds from the follow-on offering were approximately $32.5 million after deducting underwriting commissions and offering expenses.
The Warrants have an exercise price of $3.10 per warrant, subject to adjustments as provided under the terms of the form of warrant, were exercisable immediately, and will expire three and one half years from the date of issuance, on March 12, 2025. Additionally, the holders of Warrants are entitled, prior to exercise, to participate in any dividend or other distribution of the Company’s assets to holders of ordinary shares presuming the Warrants had been exercised. If exercised for cash by the holders, the Warrants would result in additional gross proceeds to the Company of $49.9 million. In the event of a “Fundamental Transaction” (as defined in the form of warrant), the holders of the Warrants have the contingent right to require the Company (or a successor entity) to redeem the Warrants for cash.
15.	CONSENT
Davy Corporate Finance, which is regulated in Ireland by the Central Bank of Ireland, has given and has not withdrawn its written consent to the issue of this proxy statement with the inclusion of its name, its advice, and references thereto in the form and context in which they appear.
16.	INTENTIONS OF THE AVISTA SHAREHOLDERS, THE ALTCHEM SHAREHOLDERS AND THE MANAGEMENT INDIVIDUALS
16.1.
Each of the Avista Shareholders, the Altchem Shareholders, and the Management Individuals are not proposing any changes to the board of directors of the Company and has each confirmed that it does not intend, following any increase in its percentage shareholding as a result of the acquisition of additional shares in the capital of the Company, to seek any changes to the business of the Company or its subsidiaries or in the manner in which the existing business is carried on or to seek any redeployment of the assets of the Company or any of its subsidiaries.

16.2.
Each of the Avista Shareholders, the Altchem Shareholders, and the Management Individuals has also confirmed that following any percentage increase in its shareholding arising from the acquisition of additional shares in the capital of the Company of its ordinary shares, it is its intention that the existing employment rights, conditions of employment and pension rights of all employees of the Company and its subsidiaries will be safeguarded, and that there will be no material change in the conditions of employment of employees of the Company.

17.	GENERAL
17.1.	No agreement, arrangement or understanding (including any compensation arrangement) having any connection with or dependence upon Proposal 3 exists between the Concert Party or any person acting in concert with them and any of the directors of the Company, recent directors of the Company or any of the holders or recent holders of, or any persons interested or recently interested in, relevant securities of the Company.
17.2.
No agreement, arrangement or understanding exists whereby any ordinary shares which may be acquired in pursuance of the transaction which is the subject matter of Proposal 3 will be transferred to any other person.

17.3.
References in this proxy statement to “relevant securities” shall have the meaning assigned by Rule 2.1 of Part A of the Irish Takeover Rules, meaning: (i) securities of the Company which confer voting rights; (ii) equity share capital of the Company, Avista Shareholders or Altchem Shareholders; and/or (iii) securities or any other instruments conferring on their holders rights to convert into or subscribe for any new securities of any of the foregoing categories of securities.

17.4.
References in this proxy statement to “an interest in a relevant security” or “interested in relevant securities” means a person who has a long position in a relevant security and a person who has only a short position in a relevant security shall be deemed not to have an interest nor to be interested in that security and “interests in” and “interested in” shall be construed accordingly in relation to relevant securities.

17.5.
There has been no material change in the financial or trading position of the Company and its subsidiaries subsequent to the consolidated audited financial statements of the group for the year ended December 31, 2021.

17.6.
The market closing price quotations for ordinary shares of the Company for the first trading day in each of the six months immediately preceding the date of this proxy statement and for the Latest Practicable Date are listed below. If there have been no dealings in the ordinary shares of the Company on any relevant day, the price quoted is the midpoint between the high and low market guide prices.

Date	Price ($)
November 1, 2021	1.79
December 1, 2021	1.27
January 3, 2022	1.12
February 1, 2022	1.13
March 1, 2022	1.74
April 1, 2022	1.72
Latest Practicable Date (April 21, 2022)	1.62
18.	DOCUMENTS AVAILABLE FOR INSPECTION
Copies of the following documents will be available for inspection during normal business hours on any weekday (public holidays excepted) at the offices of A&L Goodbody, 25-28 North Wall Quay, Dublin 1, Ireland up to and including June 16, 2022 and at ir.rvlpharma.com:
18.1.	the Memorandum and Articles of Association of the Company;
18.2.	the Certificate of Limited Partnership of ACP GP;
18.3.	the Certificate of Incorporation of AHP GP;
18.4.	the Memorandum and Articles of Association of Altchem;
18.5.	the audited consolidated accounts of the Company for the years ended December 31, 2021, 2020 and 2019;
18.6.	the waiver letter dated April 7, 2022 from the Irish Takeover Panel;
18.7.	the consent letter from Davy Corporate Finance referred to in paragraph 15 above;
18.8.	the material contracts referred to in paragraph 14 above; and
18.9.	this proxy statement.

VOTING REQUIREMENTS AND PROXIES
Proposals 1 and 2 require the affirmative vote of a majority of votes properly cast by the shareholders entitled to vote at the Annual Meeting. Proposal 3 requires the affirmative vote of a majority of votes properly cast by the Independent Shareholders entitled to vote at the Annual Meeting.
If you vote your shares by mail, telephone or Internet, your shares will be voted in accordance with your directions. If you do not indicate specific choices when you vote by mail, telephone or Internet, your shares will be voted for the election of the director nominees and for the ratification of the appointment of the independent registered public accounting firm and authorization of the board of directors, through the audit committee, to set the independent registered public accounting firm’s remuneration. The persons named as proxies will also be able to vote your shares at postponed or adjourned meetings. If any nominee should become unavailable, your shares will be voted for another nominee selected by the board of directors or for only the remaining nominees.
If your shares are held in the name of a broker or nominee and you do not instruct the broker or nominee how to vote, brokers or nominees are generally not permitted to vote your shares on “non-routine” matters. However, broker nominees who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to routine matters. If a broker nominee holding shares in street name votes shares on some matters at the meeting but not others, a “broker non-vote” occurs. Broker non-votes are counted as present and entitled to vote for quorum purposes, but are not counted as votes cast. Although the determination of whether a broker nominee will have discretionary voting power for a particular item is typically determined only after proxy materials are filed with the SEC, we expect that at the Annual Meeting your broker nominee will not be able to submit a vote on Proposal 1 (Election of Directors) and Proposal 3 (Waiver of Offer Obligations under Rule 9 of the Irish Takeover Rules to Enable Acquisition of Company Shares by Concert Party) unless it receives your specific instructions, but it will be able to vote on Proposal 2 (Ratification of the appointment of the independent registered public accounting firm and authorization of the board of directors, through the audit committee, to set the independent registered public accounting firm’s remuneration) even if it does not receive your instructions. As a result, if your broker nominee does not receive your specific voting instructions, it will submit a broker non-vote on Proposal 1 and Proposal 3 and may vote on Proposal 2 even if it does not receive your instructions.
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
A shareholder who intends to present a proposal at the 2023 annual general meeting of shareholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Secretary no later than December 26, 2022. Written proposals may be mailed to us at RVL Pharmaceuticals plc, 25-28 North Wall Quay, Dublin 1, Ireland. A shareholder who intends to nominate a director or present any other proposal at the 2023 annual general meeting of shareholders but does not wish the proposal to be included in the proxy materials for that meeting must provide written notice of the nomination or proposal to us no earlier than December 26, 2022 and no later than January 25, 2023; except if the date of the 2023 annual general meeting of shareholders is changed by more than thirty (30) calendar days from the first anniversary date of the Annual Meeting, the shareholder’s notice must be so received not earlier than one hundred and twenty (120) calendar days prior to such meeting and not later than the close of business on the later of (i) the 90th calendar day prior to such meeting or (ii) the 10th calendar day following the day on which a public announcement of the date of the meeting is first made. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our Articles of Association, which have been filed with the SEC, describe the requirements for submitting proposals at the Annual Meeting. The notice must be given in the manner and must include the information and representations required by our Articles of Association. The chairperson of the meeting shall, in his or her discretion and if the facts warrant such determination, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of the Articles of Association or under the Exchange Act, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

HOUSEHOLDING OF PROXY MATERIALS
SEC rules concerning the delivery of proxy materials allow us or your broker to send a single notice or, if applicable, a single set of our proxy materials to any household at which two or more of our shareholders reside, if we or your broker believe that the shareholders are members of the same family, unless we have received contrary instructions from one or more of the shareholders. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our notices, annual reports, proxy statements and information statements.
We will undertake to deliver promptly, upon written request, a separate copy to a shareholder at a shared address to which a single copy of the proxy materials was delivered. You may make a written request by sending a notification to our Secretary at the address below, providing your name, your shared address, and the address to which we should direct the additional copy of the proxy materials. Multiple shareholders sharing an address who have received one copy of a mailing and would prefer us to mail each shareholder a separate copy of future mailings should contact us at the below address, as well. Additionally, if current shareholders with a shared address received multiple copies of a mailing and would prefer us to mail one copy of future mailings to shareholders at the shared address, notification of that request may also be sent to us at the below address. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
Any request relating to receipt of proxy materials should be sent to: Secretary, RVL Pharmaceuticals plc, 400 Crossing Boulevard, Bridgewater, N.J. 08807, USA.
OTHER MATTERS
At the time of mailing of this proxy statement, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment, including the authority to vote to adjourn the meeting.
We will bear the cost of solicitation of proxies. Our officers, directors and other associates may assist in soliciting proxies by mail, telephone and personal interview.
ATTENDING THE ANNUAL MEETING
The Annual Meeting will take place at 25-28 North Wall Quay, Dublin 1, Ireland. To attend the Annual General Meeting, you must demonstrate that you were an RVL shareholder as of the close of business on April 21, 2022 or hold a valid proxy for the Annual Meeting from such a shareholder. If you were not a shareholder of record but hold shares through a bank, broker or other third party, you may present a brokerage statement showing proof of your ownership of ordinary shares of RVL as of April 21, 2022. A shareholder entitled to attend and vote at the Annual Meeting is also entitled, using the proxy card provided, to appoint one or more proxies to attend, submit questions, speak and vote instead of him or her at the Annual Meeting. A proxy need not be a shareholder of record. All shareholders must also present a valid form of government-issued picture identification in order to attend. Please allow additional time for these procedures.

RVL PHARMACEUTICALS PLC
400 CROSSING BOULEVARD
BRIDGEWATER, NJ 08807

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 15, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, annual reports and statutory financial statements electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 15, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 to be received no later than June 15, 2022.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D80934-P72358 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RVL PHARMACEUTICALS PLC

The Board of Directors recommends you vote FOR each of the following nominees:

1. Election of Directors	For	Against	Abstain
1a. Brian Markison	☐	☐	☐
1b. Joaquin Benes	☐	☐	☐
1c. David Burgstahler	☐	☐	☐
1d. Gregory L. Cowan	☐	☐	☐
1e. Michael DeBiasi	☐	☐	☐
1f. Sriram Venkataraman	☐	☐	☐
1g. Juan Vergez	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

The Independent Director of the Board of Directors recommends you vote FOR proposal 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders:
The Notice and Proxy Statement, Annual Report on Form 10-K, and on or before May 24, 2022 the Irish Statutory Financial Statements, will be available at www.proxyvote.com.

D80935-P72358

RVL PHARMACEUTICALS PLC
Annual General Meeting of Shareholders
June 16, 2022 3:00 PM LST
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Brian Markison and Christopher Klein or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of RVL PHARMACEUTICALS PLC that the undersigned shareholder(s) is/are entitled to vote, with all powers which the undersigned would possess if personally present at the meeting, at the Annual General Meeting of Shareholders to be held on Thursday, June 16, 2022 at 3:00 PM LST at the 25-28 North Wall Quay, Dublin 1, Ireland, and at any adjournment or postponement thereof. You may vote at the Annual General Meeting if you were a shareholder of record at the close of business on April 21, 2022.

Only independent shareholders are entitled to vote on proposal 3. If you are not an independent shareholder and vote on proposal 3, your vote will be discarded (on that proposal only).

A shareholder entitled to attend and vote is entitled to appoint one or more proxies to attend, speak, vote and demand a poll or join in demanding a poll instead of him or her at the Annual General Meeting. A proxy need not be a shareholder of record. If you wish to nominate a proxy other than Brian Markison or Christopher Klein, please contact our Company Secretary at 400 Crossing Blvd., Bridgewater, NJ 08807. Any such nominated proxy must attend the Annual General Meeting in person in order for your votes to be cast.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' or the Independent Director's recommendations.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, and any adjournment or postponement thereof.

Continued and to be signed on reverse side